Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

dated as of December 18, 2015

by and among

US LITHOTRIPSY HOLDINGS, LLC

and

USMD INC.,

USGP, LLC,

and

U.S. LITHOTRIPSY, L.P.

i

5.	REPRESENTATIONS AND WARRANTIES OF PURCHASER.		36
	5.1	Purchaser’s Organization.	36
	5.2	Authority.	36
	5.3	No Conflicts; Consents and Approvals.	37
	5.4	Litigation.	37
	5.5	Finders.	37
	5.6	Solvency.	37
	5.7	Financing.	37
	5.8	Investment Purpose.	37
	5.9	No Additional Representations.	38

6.	COVENANTS.		38
	6.1	Affirmative Covenants of USGP and Company.	38
	6.2	Negative Covenants of USGP and Company.	38
	6.3	Consents.	40
	6.4	Certain Action Prior to Closing.	40
	6.5	Access to Information.	41
	6.6	Mutual Covenants Regarding Further Action.	41
	6.7	Covenant to Hire.	42
	6.8	Investigation; No Other Representation or Warranties.	42
	6.9	Gateway Covenant of Seller and the Company.	42
	6.10	Ancillary Escrow Account.	44

7.	INDEMNIFICATION.		45
	7.1	Indemnification of Purchaser Parties.	45
	7.2	Indemnification of Seller Parties.	45
	7.3	Survival.	46
	7.4	Certain Limitations on Indemnification Obligations.	47
	7.5	Procedures for Indemnification.	48
	7.6	Tax Treatment.	51
	7.7	No Double Recovery; Use of Insurance; Subrogation; Mitigation.	51
	7.8	Exclusive Remedy.	52
	7.9	No Waiver Relating to Claims for Fraud.	52

8.	POST-CLOSING MATTERS.		53
	8.1	Books and Records.	53
	8.2	Tax Matters.	53
	8.3	Post-Closing Confidentiality.	57
	8.4	Restrictive Covenants.	57
	8.5	Releases.	60

9.	MISCELLANEOUS.		61
	9.1	Expenses.	61
	9.2	Further Assurances.	62
	9.3	Amendment.	62
	9.4	Assignability; Benefit.	62
	9.5	Notices.	62
	9.6	Waiver; Extension.	63

9.7	Entire Agreement.	63
9.8	Counterparts.	63
9.9	Exhibits, Schedules and Disclosure Schedules.	63
9.10	Severability.	64
9.11	Choice of Law.	64
9.12	Jurisdiction and Consent to Service.	64
9.13	Public Statements.	64
9.14	Disclosures.	65
9.15	Counsel.	65
9.16	Specific Performance.	65
9.17	Conflicts and Privilege.	66
9.18	No Director or Affiliate Liability.	66

EXHIBITS

Exhibit A	Determination of Working Capital
Exhibit B	Form of Indemnity Escrow Agreement
Exhibit B-1	Form of Ancillary Escrow Agreement
Exhibit C	Form of Transition Services Agreement
Exhibit D	Metro I Stone Management, Ltd. Limited Partnership Agreement

DISCLOSURE SCHEDULES

Schedule 4.1(c)	Service Entities’ States of Formation
Schedule 4.1(d)	Fictitious Name
Schedule 4.1(e)	Qualified to do Business
Schedule 4.3(a)	No Conflicts
Schedule 4.3(b)	Consents of Third Parties
Schedule 4.4(a)	Ownership of Purchased Securities
Schedule 4.4(b)(i)	Equity Interest Voting Requirements
Schedule 4.4(b)(ii)	Disposition of Security Interest Obligations
Schedule 4.4(c)	Service Entity Interests
Schedule 4.4(d)	Other Interests of Service Entities
Schedule 4.5(c)	Indebtedness
Schedule 4.7	Absence of Certain Changes
Schedule 4.8(d)	Equipment
Schedule 4.8(e)	Vehicles
Schedule 4.9	Real Property
Schedule 4.13	List of Agreements
Schedule 4.14(a)	Intellectual Property – Company IP
Schedule 4.14(c)	Intellectual Property – Infringement
Schedule 4.14(d)	Intellectual Property – Licenses; Restrictions on Use
Schedule 4.15(a)	Employee Matters
Schedule 4.15(c)	Contractors
Schedule 4.16(a)	Employee Benefit Plans
Schedule 4.16(f)	Employee Benefit Plans – No Conflicts
Schedule 4.17(d)	Federal Healthcare Program Enrollment
Schedule 4.18(b)	Breach of Protected Health Information
Schedule 4.20	Permits and Licenses
Schedule 4.21	Finders
Schedule 4.22	Affiliate Transactions
Schedule 4.23	Insurance
Schedule 4.24(a)	Material Customers
Schedule 4.24(b)	Material Vendors
Schedule 4.25	Bank Accounts
Schedule 4.26	Seller’s Hospitals
Schedule 6.1	Affirmative Covenants
Schedule 6.2	Negative Covenants

OTHER SCHEDULES

Schedule 1.1(a)	Service Entities
Schedule 1.1(c)	Permitted Liens
Schedule 1.1(d)	Target Working Capital
Schedule 2.1	Permitted Liens
Schedule 2.3(b)(ii)	Indebtedness Payment
Schedule 2.3(c)	Transaction Costs
Schedule 3.2(k)	Resignations
Schedule 3.2(l)	FIRPTA Certificate
Schedule 3.2(q)	Employment Agreements
Schedule 3.2(r)	Lithotripsy Service Agreements
Schedule 6.5	Access to Information
Schedule 6.7	Retained Employees
Schedule 8.4(d)	Restricted Names

v

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 18, 2015 (the “Agreement Date”), by and among US Lithotripsy Holdings, LLC, a Delaware limited liability company (“Purchaser”), USMD Inc., a Texas corporation (“Seller”), USGP, LLC, a Texas limited liability company (“USGP”), and U.S. Lithotripsy, L.P., a Texas limited partnership (“Company”).

R E C I T A L S:

A. USGP and Company are engaged in the formation, promotion and management of partnerships and other entities that provide the technical portion of lithotripsy procedures to hospitals, surgery centers, physician practices, and other healthcare facilities (collectively, “Facilities”), which include the Service Entities (as defined herein) (the “Business”).

B. USGP owns, beneficially and of record, all of the general partnership interests in Company (the “GP Interests”).

C. Seller owns, beneficially and of record, all of the outstanding membership interests of USGP (the “USGP Membership Interests”) and all of the outstanding limited partnership interests of Company (the “LP Interests”).

D. Company owns, beneficially and of record, all of the outstanding membership interests (the “Litho GP Membership Interests”, and together with the LP Interests and the USGP Membership Interests, the “Purchased Securities”) in Litho GP, LLC, a Texas limited liability company (“Litho GP”).

E. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the Purchased Securities, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	DEFINITIONS.

1.1 Definitions. As used in this Agreement, the following terms will have the respective meanings set forth below:

“Actual Working Capital” has the meaning set forth in Section 2.4(d).

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with or of, such Person. The term “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession or ownership, directly or indirectly, of ten percent (10%) or more of the shares of stock, membership interests, partnership interests, or other equity interests, voting rights or board designation of another Person.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group recognized by applicable Tax Laws.

“Agreed Purchase Price Allocation Schedule” has the meaning set forth in Section 8.2(k).

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Agreement Date” has the meaning set forth in the Preamble to this Agreement.

“Ancillary Escrow Account” has the meaning set forth in Section 2.3(a)(i).

“Ancillary Escrow Agent” means Mirick, O’Connell, DeMallie & Lougee, LLP, counsel to Purchaser, (or any other financial institution mutually acceptable to Purchaser and Seller), or, after the Closing Date, any successor thereto under the Ancillary Escrow Agreement.

“Ancillary Escrow Amount” means Three Million Dollars ($3,000,000.00), which amount shall be deposited in the Ancillary Escrow Account by Purchaser on the Closing Date.

“Base Purchase Price” means Nineteen Million Seven Hundred Sixty-Six Thousand One Hundred Sixty-Eight Dollars ($19,766,168.00).

“Business” has the meaning set forth in the Recitals to this Agreement.

“Business Day” means any day, excluding Saturday, Sunday and any day on which banking institutions in Chicago, Illinois are authorized by Law to be closed.

“Business Entity” means any Person other than an individual or a Governmental Authority.

“Claim Notice” has the meaning set forth in Section 7.5(a).

“Closing” has the meaning set forth in Section 3.1(a).

“Closing Date” has the meaning set forth in Section 3.1(a).

“Closing Statement” has the meaning set forth in Section 2.4(a).

“COBRA” means the provisions for the continuation of health care enacted by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. Seq. of ERISA, and the rules and regulations promulgated under the applicable provisions of the Code and ERISA.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble to this Agreement.

“Company Financial Statements” has the meaning set forth in Section 4.5(a).

“Company Interim Financial Statements” has the meaning set forth in Section 4.5(a).

“Company IP” has the meaning set forth in Section 4.14(a).

“Company IT Systems” means all computer hardware, computer software, computer systems, telecommunications equipment, systems and services and Internet and intranet sites used in the Business.

“Company Material Adverse Effect” means any change, circumstance, event, development, condition, effect, or occurrence that, individually or in the aggregate, or together with any other change, circumstance, event, development, condition, effect, or occurrence, has or would reasonably be expected to have a materially adverse effect upon (A) the ability of Seller, USGP or Company to perform its obligations under this Agreement, or (B) the business, financial condition, assets, liabilities, or results of operations of USGP, Company and the Service Entities; provided, however, that a “Company Material Adverse Effect” shall not include changes, events, effects, or occurrences (individually or taken together) resulting from or arising out of (i) actions or inactions taken by USGP, Company or any of the Service Entities in accordance with the express provisions of this Agreement or any other Transaction Document or with the express written consent or direction of Purchaser; (ii) changes in conditions generally affecting the industries in which USGP, Company, Litho GP or any of the Service Entities conduct the Business; (iii) general economic, political, or financial market conditions in the United States or in the global economy as a whole, including changes in interest or exchange rates or the availability of credit financing; (iv) any outbreak or escalation of hostilities (including any declaration of war by the United States Congress) or acts of terrorism; or (v) any failure by USGP, Company, Litho GP or any of the Service Entities to meet internal or analysts’ estimates, projections, or forecasts (it being understood that the underlying cause of any such failure, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur); provided further, however, that any event, change, effect, or occurrence referred to in the immediately foregoing clauses (ii), (iii) and (iv) shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur to the extent that the impact of such event, change, effect, or occurrence has a Disproportionate Adverse Effect on USGP, Company, Litho GP and the Service Entities, taken as a whole, as compared to other participants in the industry in which USGP, Company and the Service Entities operate.

“Competitive Business” means the business of providing the technical portion of lithotripsy procedures to hospitals, surgery centers, and other healthcare facilities.

“Confidential Information” means any confidential or proprietary information concerning the assets and Business of USGP, Company or the Service Entities, other than information that is or becomes generally available to the public without any breach by Seller, USGP, Company, or any of the Service Entities of the confidentiality provisions of this Agreement.

“Consent” means any consent, order, approval, authorization or other action of, or any filing with or notice to or other action with respect to, any Person that is required for any of the execution, delivery or performance of this Agreement or any other Transaction Document, or the consummation of the transactions contemplated hereby or thereby, whether such requirement arising pursuant to any applicable Law or Contract, including any of the foregoing that is required in order to prevent a breach of or a default under or a termination or modification of any Contract, which right of breach, default, termination or modification results from the execution, delivery or performance of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby.

“Contractor” has the meaning set forth in Section 4.15(c).

“Contracts” means all contracts, agreements, binding arrangements, or commitments, to which Company or any Service Entity is a party or which are binding upon Company, any Service Entity or any of their respective assets.

“Controlling Party” has the meaning set forth in Section 7.5(d).

“Damages” means all Proceedings, Orders, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, Taxes, Liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses, provided, that, “Damages” does not include punitive damages, except to the extent actually paid in connection with a Third Party Claim.

“Deductible Amount” has the meaning set forth in Section 7.4(a).

“Determination” has the meaning set forth in Section 2.4(c)(ii).

“Disclosure Schedules” means the disclosure schedules to this Agreement.

“Disproportionate Adverse Effect” means any adverse effect that impacts USGP, Company, Litho GP, and/or any of the Service Entities by more than ten percent (10%) as compared to others in the industry or operating a similar Business.

“Draft Purchase Price Allocation Schedule” has the meaning set forth in Section 8.2(k).

“Effective Time” has the meaning set forth in Section 3.1(c).

“Employee Benefit Plan” has the meaning set forth in Section 4.16(a).

“Employees” has the meaning set forth in Section 4.15(a).

“Employment Agreements” means the employment agreement with Neil House, M.D. as attached as Schedule 3.2(q).

“Environmental Condition” means the Release of Hazardous Substances or the presence of Hazardous Substances in the environment on, in, under or within any property, other than the presence of Hazardous Substances in the environment in locations and at concentrations that are naturally occurring.

“Environmental Laws” means any Law relating to pollution, protection of human health, safety, natural resources or the environment, Releases of Hazardous Substances or the disposal of medical waste.

“Equipment” shall have the meaning set forth in Section 4.8(d).

“ERISA” has the meaning set forth in Section 4.16(a).

“ERISA Affiliate” means, with respect to a Person, any other Person that is a member of its controlled group for purposes of Section 4001(a)(14) of ERISA or that is treated as a single employer for purposes of Section 414 of the Code.

“Escrow Agent” means the Indemnity Escrow Agent.

“Estimated Purchase Price” means the Base Purchase Price, minus the Net Indebtedness Payment and minus the Transaction Costs, as either (a) increased by the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital or (b) decreased by the amount, if any, by which the Target Working Capital exceeds the Estimated Working Capital.

“Estimated Working Capital” has the meaning set forth in Section 2.4(a).

“Facilities” has the meaning in the introductory paragraph.

“Final Purchase Price” has the meaning set forth in Section 2.4(c)(ii).

“Financial Statements” has the meaning set forth in Section 4.5(a).

“Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Foreign Qualifications; Corporate Documentation), Section 4.2 (Authority), Section 4.3 (No Conflicts; Consents of Third Parties), Section 4.4 (Ownership of Purchased Securities and Purchased Equity Interests; Capitalization), Section 4.8 (Title to Assets; Condition; Sufficiency) and Section 4.21 (Finders).

“GAAP” means generally accepted accounting principles in the United States of America as consistently applied.

“Governmental Authority” means any federal, state, municipal, provincial, local, foreign or other governmental, or administrative body, or any court, tribunal, administrative hearing body, arbitrator, arbitration panel, commission, or other similar dispute-resolving panel or body.

“GP Interests” has the meaning set forth in the Recitals to this Agreement.

“Hazardous Substance” means any substance which is (a) defined as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Laws, (b) petroleum including oil or any fraction or derivative thereof, (c) hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive or carcinogenic or (d) regulated pursuant to any Environmental Laws.

“Health Care Laws” means all statutes, regulations, manuals, and policies applicable to Medicare, Medicaid, TRICARE and any other federal health care program, including, without limitation, 42 U.S.C. §1320a-7 (“Exclusion Statute”), 42 U.S.C. §1320a-7a (“Civil Monetary Penalties Law”), 42 U.S.C. §1320a-7b (“Criminal penalties for acts involving Federal health care programs” including 42 U.S.C. §1320a-7b(b) “Anti-Kickback Statute”), 42 U.S.C. §1395nn (the “Stark Law”), and 31 U.S.C. §3729 et seq. (“False Claims Act”), HIPAA, and the regulations promulgated pursuant to such statutes.

“Health Care Representations” means the representations and warranties set forth in Section 4.17.

“HHS” means the United States Department of Health and Human Services.

“HIPAA” means the Health Information Portability and Accountability Act and implementing regulations at 45 C.F.R. Parts 160, 162 and 164, as modified by the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reconstruction Act of 2009 and regulations promulgated thereto.

“Indebtedness” of any Person means, without duplication, any obligations relating to indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable (including reimbursement obligations related to banker’s acceptances, surety bonds or letters of credit, whether or not matured, but excluding trade payables and other current liabilities incurred in the Ordinary Course of Business and included in the calculation of Working Capital).

“Indebtedness Payment” has the meaning set forth in Section 2.3(b)(i).

“Indemnified Company Parties” has the meaning set forth in Section 6.10(a).

“Indemnified Party” has the meaning set forth in Section 7.5(a).

“Indemnified Taxes” (and the correlative meaning “Indemnified Tax”) means, without duplication, any Taxes, whether imposed, assessed, due or otherwise payable, directly or indirectly, as a successor or transferee, jointly and/or severally, pursuant to any contract or other agreement entered into or assumed by Company, USGP, Seller or any Service Entity on or prior to the Closing Date, in connection with the filing of a Tax Return, an adjustment or assessment by a Governmental Authority; provided, however, that “Indemnified Taxes” (and any correlative terms thereof) shall exclude the amount of all Taxes accrued and included as liabilities in the final determination of Actual Working Capital.

“Indemnifying Party” has the meaning set forth in Section 7.5(a).

“Indemnity Escrow Account” has the meaning set forth in Section 2.3(a)(i).

“Indemnity Escrow Agent” means Mirick, O’Connell, DeMallie & Lougee, LLP, COUNSEL TO PURCHASER, (or any other financial institution mutually acceptable to Purchaser and Seller), or, after the Closing Date, any successor thereto under the Indemnity Escrow Agreement.

“Indemnity Escrow Amount” means Two Million Nine Hundred Seventy-Six Thousand Six Hundred Sixteen Dollars ($2,976,616.00), which amount shall be deposited in the Indemnity Escrow Account by Purchaser on the Closing Date.

“Indemnity Escrow Funds” means, at the time of determination, the amount then held in the Indemnity Escrow Account.

“Independent Accounting Firm” means BDO USA, LLP, or such other accounting or financial services firm mutually agreed upon by Purchaser and Seller.

“Individual Target Working Capital” means, for each of USGP, Company and each Service Entity, the Target Working Capital.

“Individual Working Capital” means, for each of USGP, Company and each Service Entity, the product of (I) the percentage of the equity of such entity that is being acquired, directly or indirectly, by Purchaser hereunder (which percentages are indicated on Schedule 1.1(e)) and (II) the difference (whether positive or negative) of (a) the current assets of such entity (including cash of each of the Service Entities, except for Company), minus (b) the current liabilities of such entity, in each case, as determined in accordance with the adjustments and GAAP accounting principles and practices as applied to the preparation of the Reference Balance Sheet and as further set forth on Exhibit A (except as otherwise specifically provided herein or Exhibit A) as of the Effective Time. For avoidance of doubt, Working Capital shall exclude: (i) any intercompany assets or liabilities between USGP, Company or any Service Entity, on the one hand, that may be due to and/or due from Seller or any Affiliate of Seller (other than USGP, Company and each Service Entity), on the other hand, (ii) Indebtedness, and (iii) all deferred federal and state income tax assets and all deferred federal and state income tax liabilities.

“Intellectual Property” means all of the following U.S., state and foreign intellectual property: (a) all copyrightable works, all copyrights and all applications, registrations, renewals and extensions in connection therewith, together with all translations, adaptations, modifications, derivations, combinations and derivative works thereof and all moral rights in any of the foregoing; (b) all patents, patent applications and patent disclosures, together with re-issuances, continuations, continuations in part, divisions, revisions, extensions, and reexaminations thereof; (c) all trademarks, service marks, trade names, trade dress, slogans, brand names, corporate names, domain names, logos, and all elements thereof, all translations, adaptations, derivations, and combinations thereof, the goodwill of any business symbolized thereby and all common law rights relating thereto; (d) all advertising and promotional materials; and (e) all other proprietary rights now known or hereafter recognized (in whatever form or medium) anywhere in the world, with respect to each of the foregoing, whether or not subject to statutory registration or protection.

“Insurance Policies” has the meaning set forth in Section 4.23.

“Interim Balance Sheet” means the unaudited balance sheet of Company dated July 31, 2015, which is referred to in Section 4.5(a).

“IRS” means U.S. Internal Revenue Service.

“Laws” means any law, statute, rule, regulation, ordinance, code, directive, settlement, Permit or Order of any Governmental Authority.

“Liabilities” means any liabilities, obligations or commitments of any nature (whether known, unknown, accrued, unaccrued, liquidated, unliquidated, absolute, contingent or otherwise and whether matured or unmatured).

“Liens” means all mortgages, deeds of trust, collateral assignments, security interests, Uniform Commercial Code financing statements, liens, pledges, restrictions on transfer, rights-of-way, easements, title defects, and other encumbrances (whether arising by contract or by operation of law) on or ownership interests in the assets of Company or the Purchased Securities, as applicable.

“Litho GP” has the meaning set forth in the Recitals.

“Litho GP Membership Interests” has the meaning set forth in the Recitals.

“LP Interests” has the meaning set forth in the Recitals to this Agreement.

“Material Contracts” has the meaning set forth in Section 4.13(b).

“Material Customer” means any Facility which accounts for more than (i) ten percent (10%) of the revenue of any Service Entity, or (ii) five percent (5%) of the revenue of Company, in each case for the year ended December 31, 2014.

“Material Vendor” means any of the five (5) largest vendors (including data providers) of each of USGP, Company and the Service Entities (based on dollar amounts of services or products purchased) for the year ended December 31, 2014.

“Medicaid” means the need-based health care program established under Title XIX of the Social Security Act.

“Medicare” means the health care program for individuals age 65 and over, certain disabled individuals, and certain individuals with end-stage renal disease established under Title XVIII of the Social Security Act.

“Metro I” means Metro I Stone Management, Ltd.

“Net Indebtedness Payment” has the meaning set forth in Section 2.3(b)(ii).

“Non-Controlling Party” has the meaning set forth in Section 7.5(d).

“Non-Disclosure Agreement” means that certain Confidentiality and Nondisclosure Agreement, dated as of June 12, 2015, by and between Seller and Purchaser.

“Notice of Objection” has the meaning set forth in Section 2.4(c)(iii).

“Notices” has the meaning set forth in Section 9.5.

“OIG” shall mean the Office of the Inspector General of the United States Department of Health and Human Services.

“Orders” means orders, judgments, decrees, writs, injunctions, corporate integrity agreements, consent decrees, settlement agreements, deferred prosecution agreements and awards by any Governmental Authority having competent jurisdiction.

“Ordinary Course of Business” means, with respect to a Person, an action taken by such Person if such action is recurring in nature, is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person.

“Parent” means USMD Holdings, Inc., a Delaware corporation, the sole parent of Seller.

“Permits” means all permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, variances, franchises, certificates, registrations, exemptions, clearances or orders of, and all filings, applications and registrations with, any Governmental Authority or any other Person, required for Company and each of the Service Entities to own their respective assets or conduct their respective business.

“Permitted Liens” means as disclosed on Schedule 1.1(c) (a) Liens for Taxes, assessments or other charges of any Governmental Authority that are not yet due and payable, (b) Liens for Taxes, assessments or other charges of any Governmental Authority that have been contested in good faith, (c) Liens securing obligations that are reflected as liabilities on, or that otherwise are disclosed in, the Financial Statements, (d) Liens created by the terms of the organizational documents and other governing documents of USGP, Company and USGP and (e) any other Liens disclosed on Schedule 1.1(c).

“Person” means any individual, partnership, joint venture, corporation, trust, unincorporated organization, limited liability company, group, Governmental Authority and any other person or entity.

“Personal Information” means such term or like terms set forth in any Privacy Law.

“Pre-Closing Period” means the period from the date of the Interim Balance Sheet through the Closing Date.

“Pre-Closing Returns” has the meaning set forth in Section 8.2(c).

“Privacy Laws” means current or former Laws that govern the privacy, security, protection, destruction, breach notification, or transmission of individually identifiable health information, including 201 C.M.R. 17.00, et. seq., applicable to the Business.

“Proceedings” means any claim, action, cause of action, litigation, audit, arbitration, mediation, investigation, hearing, grievance, demand, notice or proceeding before any Governmental Authority or arbitrator.

“Protected Health Information” means individually identifiable health information that USGP, Company or a Service Entity transmits by electronic media, maintains in electronic media, or maintains or transmits in any form or medium, but excludes individually identifiable health information that USGP, Company or any Service Entity holds in its role as employer and education records specifically excluded from the definition of Protected Health Information as specified at 45 C.F.R. 160.103.

“Protected Information” has the meaning set forth in Section 9.17(b).

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Purchased Securities” has the meaning set forth in the Recitals to this Agreement.

“Purchaser” has the meaning set forth in the Preamble to this Agreement.

“Purchaser Parties” has the meaning set forth in Section 7.1.

“Reference Balance Sheet” means the unaudited balance sheet of Company dated December 31, 2014, which is included in the Financial Statements for 2014.

“Regulations” means the United States Treasury Regulations Sections promulgated under the Code.

“Released Claims” has the meaning set forth in Section 11.6.

“Released Parties” has the meaning set forth in Section 11.6.

“Representative” means, as to any Person, such Person’s Affiliates and its and their directors, managers, officers, employees, agents, advisors and other representatives (including financial advisors, counsel and accountants).

“Restricted Persons” has the meaning set forth in Section 8.4(g).

“Restrictive Covenants” has the meaning set forth in Section 8.4(g).

“Revised Closing Statement” has the meaning set forth in Section 2.4(c)(i).

“Securities Act” means the Securities Act of 1933.

“Seller” has the meaning set forth in the Preamble to this Agreement.

“Seller Closing Payment” has the meaning set forth in Section 2.3(a)(iv).

“Seller Parties” has the meaning set forth in Section 7.2.

“Seller Point Person” has the meaning set forth in Section 6.5.

“Seller Restricted Party” has the meaning set forth in Section 8.4(a).

“Seller’s Knowledge” means the actual knowledge, jointly or severally, of any one of Neil House, John House, Bob Yonke, Stephanie Hernandez, or Tom Roane, after reasonable due diligence and inquiry on the subject on their respective parts.

“Service Entities” means each of the entities listed on Schedule 1.1(a) hereto.

“Service Entity Financial Statements” has the meaning set forth in Section 4.5(a).

“Service Entity Interim Financial Statements” has the meaning set forth in Section 4.5(a).

“Service Entity Interests” has the meaning set forth in Section 4.4(c).

“Statute of Limitations Representations” means the representations and warranties set forth in Sections 4.12 (Taxes) and, solely to the extent related to Taxes, Section 4.16 (Employee Benefit Plans).

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Target Working Capital” means the aggregate actual dollar amount, which amount has been calculated as the sum of the Individual Target Working Capital for each of USGP, Company and the Service Entities as reflected in consolidated balances on Schedule 1.1(d).

“Tax” means any federal, state, local or foreign tax, of any kind whatsoever, or customs duties or amount imposed by any Governmental Authority, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, in each case, whether disputed or not.

“Tax Proceeding” has the meaning set forth in Section 8.2(e).

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, estimate or declaration of estimated tax (including attachments or schedules required to be attached to such a report, return or other information) required or permitted to be filed with any Governmental Authority or third party in connection with the determination, assessment, collection or payment of any Tax and any amendments of any of the foregoing.

“Territory” means any location that is, as of the Closing Date, within 50 miles of any health care facility with which a Service Entity is or has been a party to a contract to provide services.

“Third Party Claim” has the meaning set forth in Section 7.5(a).

“Transaction Costs” has the meaning set forth in Section 2.3(a)(iii).

“Transaction Documents” means this Agreement and each agreement, instrument or document a form of which is attached hereto as an Exhibit and the other agreements, certificates and instruments to be executed by any of the parties hereto pursuant to this Agreement.

“Transfer Taxes” has the meaning set forth in Section 8.2(j).

“Transition Services Agreement” has the meaning set forth in Section 3.2(n).

“USGP” has the meaning set forth in the Preamble to this Agreement.

“USGP Membership Interests” has the meaning set forth in the Recitals.

“USMD Admin” has the meaning set forth in Section 4.15(a).

“Working Capital” means the sum of the Individual Working Capital calculations.

1.2 Certain Interpretive Matters. In this Agreement, unless the context otherwise requires: (a) words of the masculine, feminine or neuter gender include, as applicable, the masculine, neuter and/or feminine gender, and words in the singular number or in the plural number each include, as applicable, the plural number or the singular number; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Transaction Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include” and “includes”) means including without limiting the generality of any description preceding or succeeding such term; (e) reference to any law (including statutes and ordinances) means such law as amended, modified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; (f) any agreement, instrument, insurance policy, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (g) references to any Section, Exhibit or Schedule are to the Sections, Exhibits and Schedules of this Agreement unless otherwise expressly stated; (h) references to a number of days shall be deemed to refer to calendar days unless such reference is specifically to “Business Days”; (i) references to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); and (j) all amounts expressed in this Agreement and all payments required by this Agreement are in United States dollars. Except as otherwise expressly provided in this Agreement, no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of (including any component of) the components of Purchase Price, Working Capital[, Indemnified Taxes] or any other calculated amount pursuant to this Agreement or the Indemnity Escrow Agreement if the effect of such additional inclusion (either as an increase or reduction) would be to cause such amount to be given duplicative effect. The table of contents and headings of the Articles and Sections of this Agreement are for convenience only and in no way modify, interpret or construe the meaning of specific provisions of this Agreement.

2.	SALE AND PURCHASE; PURCHASE PRICE.

2.1 Sale and Purchase of Purchased Securities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, all right, title and interest in and to the Purchased Securities, free and clear of all Liens, other than Permitted Liens set forth on Schedule 2.1.

2.2 Purchase Price.

(a) The aggregate purchase price for the Purchased Securities (the “Purchase Price”) shall be calculated as follows: (i) the Base Purchase Price, subject to adjustment in accordance with Section 2.4, minus (ii) the Net Indebtedness Payment, minus (iii) the Transaction Costs, minus (iv) any retained and/or assumed liabilities of a Service Entity that will not be paid off on or before the Closing on a pro-rata basis and (v) adjusted pursuant to Section 7.6.

2.3 Payments at Closing.

(a) Payments at Closing. At the Closing, Purchaser shall pay the Estimated Purchase Price by each of the following payments:

(i) the Indemnity Escrow Amount and Ancillary Escrow Amount will be paid by wire transfer of immediately available funds to escrow accounts (the “Indemnity Escrow Account” and “Ancillary Escrow Account” respectively) to be established with the Indemnity Escrow Agent and Ancillary Escrow Agent, respectively, each to be held by the Indemnity Escrow Agent and Ancillary Escrow Agent pursuant to the terms of escrow agreements substantially in the forms attached hereto as Exhibit B (the “Indemnity Escrow Agreement”) and Exhibit B-1 (the “Ancillary Escrow Agreement”);

(ii) on behalf of USGP, Company and Litho GP, the Net Indebtedness Payment will be paid as described in Section 2.3(b);

(iii) on behalf of USGP, Company and Seller, all unpaid fees and expenses as of immediately prior to the Closing of counsel, financial advisors, investment bankers, brokers, finders, accountants and consultants that have been incurred by USGP,

Company and the Service Entities and that are to be borne by USGP, Company or any of the Service Entities in connection with the transactions contemplated hereby (the “Transaction Costs”) will be paid as described in Section 2.3(c); and

(iv) the remaining balance of the Estimated Purchase Price (after deducting from the Estimated Purchase Price the amounts payable pursuant to Sections 2.3(a)(i), (ii) and (iii)) will be paid to Seller (the “Seller Closing Payment”).

(b) Repayment of Indebtedness.

(i) For purposes of this Agreement, “Indebtedness Payment” means an amount equal to, as of the Closing Date, the then outstanding principal of, and accrued and unpaid interest on, and any premiums, prepayment fees, penalties and other amounts due upon prepayment and full satisfaction of, all Indebtedness of USGP, Company and Litho GP.

(ii) At the Closing, Seller delivered to Purchaser a statement setting forth the detailed individual amounts that would be the Indebtedness Payment, were the Closing Date to be the date of such statement, which statement will be accompanied by a pay-off letter from each applicable third party creditor whose amounts will be included in such Indebtedness Payment, and Company’s good faith estimate of anticipated borrowings and repayments through the Closing Date, all as set forth in Schedule 2.3(b)(ii). On the Business Day immediately preceding the Closing Date, Company will deliver to Purchaser a certificate setting forth (A) the amount of the Indebtedness Payment or stating that the Indebtedness Payment will be zero and (B) the amount of cash at Company immediately prior to the Closing that will be utilized to pay all or a portion of the Indebtedness Payment. The amount obtained by subtracting the amount set forth in clause (B) from the amount set forth in clause (A) being referred to herein as the “Net Indebtedness Payment.”

(iii) Unless the Net Indebtedness Payment is zero, at the Closing, Purchaser will pay the applicable third party creditors an amount in cash equal to the Net Indebtedness Payment from the Estimated Purchase Price in accordance with Section 2.3(a)(iii). Company will terminate or cause to be terminated, without any continuing liability of Company thereunder, all agreements evidencing the borrowings referred to in this Section 2.3(b), and all Liens, if any, with respect to all such Indebtedness, effect or cause to be effected the cancellation of all notes and other evidence of such Indebtedness, arrange for the delivery of appropriate evidence of cancellation to Company and cause the redelivery of all collateral held pursuant to any such terminated agreements.

(c) Transaction Costs. At the Closing, Company delivered to Purchaser a statement setting forth the detailed individual amounts of the Transaction Costs, which statement was accompanied by an invoice from each applicable third party whose amounts was included in such Transaction Costs and attached to this Agreement as Schedule 2.3(c). Unless the Transaction Costs are zero, at the Closing, Purchaser, on behalf of Company, will pay the Transaction Costs to the respective third parties from the Estimated Purchase Price in accordance with Section 2.3(a)(iv).

(d) Withholding Rights. If the deduction and withholding of Taxes is required by applicable Law in connection with any amount payable pursuant to this Agreement (including releases of amounts held in escrow), Purchaser has the right to cause Seller, Company or USGP to withhold such Taxes from the amounts payable with respect to the making of payment under the Code or any other provision of Law.

2.4 Determination of Working Capital.

(a) Determination of Estimated Working Capital. No later than five (5) Business Days prior to the Closing Date, Company delivered to Purchaser (i) a statement (the “Closing Statement”) prepared in accordance with the books and records of USGP, Company and Service Entities setting forth Company’s good faith estimate of the Working Capital (“Estimated Working Capital”), (ii) an estimated consolidated balance sheet of Company as of the Closing Date (which will not be audited) and (iii) a statement identifying any adjustments to the Base Purchase Price pursuant to Section 2.4(b) as a result of Estimated Working Capital exceeding or being less than the Target Working Capital and (iv) reasonable supporting documentation, including granting Purchaser access to such work papers or other documents and information utilized in preparing the Closing Statement.

(b) Adjustment to Base Purchase Price. If Estimated Working Capital exceeds the Target Working Capital, the Base Purchase Price will be increased dollar-for-dollar by the amount of such excess, and if Estimated Working Capital is less than the Target Working Capital, the Base Purchase Price will be decreased dollar-for-dollar by such shortfall. No adjustment to the Base Purchase Price will be made in the event Estimated Working Capital is equal to the Target Working Capital.

(c) Determination of Actual Working Capital.

(i) Revised Closing Statement Preparation and Review. Within ninety (90) days after the Closing Date, Purchaser will prepare in good faith and deliver to Seller a statement, providing calculation details in the same format utilized for the Closing Statement (the “Revised Closing Statement”) setting forth in reasonable detail and with reasonable supporting documentation Purchaser’s determination and proposed calculation of Working Capital, and identifying any adjustments to the Estimated Purchase Price in accordance with Section 2.4(d). The Revised Closing Statement shall be prepared based on the books and records of Company.

(ii) Review of Revised Closing Statement. Purchaser, USGP and Company shall grant Seller and its authorized Representatives reasonable access to such work papers or other documents and information as each party may reasonably request relating to Purchaser’s calculation of the amounts included in the Revised Closing Statement and shall make appropriate officers available to timely respond to questions in connection with Seller’s review of the Revised Closing Statement.

(iii) Notices of Objection. Seller shall have until 5:00 p.m., Central time, on the forty-fifth (45th) day after the date of receipt by Seller of the Revised Closing Statement to give Purchaser written notice of any objection regarding the amounts reflected in the Revised Closing Statement. If Seller does not timely give Purchaser written notice of a dispute in accordance with this Section 2.4(c)(iii), the Revised Closing Statement shall be deemed to have been accepted and agreed to by Seller in the form in which it was delivered as the Final Closing Statement, and shall become final and binding upon the parties hereto. Any written notice of objection regarding the Revised Closing Statement (a “Notice of Objection”), as to each objection, shall, to the extent reasonably practicable, set forth in reasonable detail the elements and amounts with which Seller disagrees, including the amounts of any adjustments that are necessary in the reasonable judgment of Seller for the computations in the Revised Closing Statement to conform to the requirements of this Agreement and the basis for Seller’s suggested adjustments. During the thirty (30) day period ending at 5:00 p.m., Central time, on the thirtieth (30th) day following the date of Purchaser’s receipt of any Notice of Objection, if provided by Seller, Purchaser and Seller will make reasonable good faith efforts to resolve all disputed items and agree in writing upon the final content of the disputed Revised Closing Statement or to stipulate to such portion thereof with respect to which there is no dispute.

(iv) Closing Statement Dispute Resolution.

A. If Purchaser and Seller are unable to resolve or stipulate to all of such disputes relating to the Revised Closing Statement within the thirty (30)-day period referenced in Section 2.4(c)(iii), the matters with respect to which no resolution or stipulation can be reached (the “Disputed Items”) may be submitted by either party for determination as promptly as practicable to the Independent Accounting Firm, which will be jointly engaged by Purchaser, on the one hand, and the Seller, on the other hand, pursuant to an engagement letter in customary form which each of Purchaser and the Seller will execute; provided, however, that if the Independent Accounting Firm is unwilling or unable to so serve (the date of such unwillingness to serve, the “Decline Date”), Purchaser and Seller shall mutually agree on another nationally recognized independent accounting or financial services firm within five (5) days after the Decline Date.

B. Purchaser and Seller shall instruct the Independent Accounting Firm that a written determination (which shall contain the underlying reasoning) of the Independent Accounting Firm with respect to such Disputed Items and the accuracy of the Revised Closing Statement as a result of the resolution of such Disputed Items shall be completed and distributed to Purchaser and Seller within thirty (30) days after the engagement of the Independent Accounting Firm. The Independent Accounting Firm shall only resolve each Disputed Item by making an adjustment to the Revised Closing Statement that is within the range for such Disputed Item defined by the amount of such Disputed Item in the Revised Closing Statement delivered by Purchaser pursuant to Section 2.4(c)(i) and the amount of such Disputed Item included in Seller’s Notice of Objection. The resolution and determination of the Disputed Items by the Independent Accounting Firm shall be based solely on the provisions of this Agreement and on written submissions and presentations by Purchaser and Seller (or their respective Representatives), including any written reports, work papers, records, accounts or similar materials delivered to the Independent Accounting Firm by Purchaser or Seller in connection with such submissions or presentations and any materials delivered to the Independent Accounting Firm in response to requests by the Independent Accounting Firm, and not on independent review by the Independent Accounting Firm, and, in the absence of fraud or manifest error, such resolution by the Independent Accounting Firm shall be conclusive, final, and binding on all Parties in all respects.

C. The term “Final Closing Statement” means, as applicable, (1) the Revised Closing Statement (including the final amounts contained therein) if Seller does not timely dispute such statement in accordance with Section 2.4(c)(iii), (2) if there are no Disputed Items, the Final Closing Statement (including the final amounts therein) mutually agreed to by Purchaser and Seller, or (3) if there are Disputed Items, the Final Closing Statement (including the final amounts contained therein) determined by the Independent Accounting Firm after its resolution and determination of the Disputed Items in accordance with this Section 2.4(c)(iv). The Final Closing Statement, however determined in accordance with this Agreement, shall be conclusive, final and binding on all parties in all respects and shall constitute an arbitral award upon which a judgment may be rendered by a Governmental Authority which has proper jurisdiction over the matter.

(v) Allocation of Fees, Costs and Expenses of Independent Accounting Firm. The fees, costs, and expenses of the Independent Accounting Firm shall be borne proportionately by Purchaser and Seller, (i) with Purchaser bearing an amount equal to the product of (A) such fees, costs, and expenses, multiplied by (B) a fraction, (1) the numerator of which shall be the absolute value of the difference between the aggregate amount of the Disputed Items proposed by Purchaser and the aggregate amount of the Disputed Items as finally determined by the Independent Accounting Firm and (2) the denominator of which shall be the absolute value of the difference between the aggregate amount of the Disputed Items proposed by Purchaser and the aggregate amount of the Disputed Items proposed by Seller (the “Denominator Spread”), and (ii) with Seller bearing an amount equal to the product of (A) such fees, costs, and expenses, multiplied by (B) a fraction, (1) the numerator of which shall be the absolute value of the difference between the aggregate amount of the Disputed Items proposed by Seller and the aggregate amount of the Disputed Items as finally determined by the Independent Accounting Firm and (2) the denominator of which shall be the Denominator Spread. The Independent Accounting Firm shall allocate the firm’s fees and expenses between Purchaser and Seller in accordance with the immediately preceding sentence.

(d) Adjustment to Purchase Price.

(i) The Working Capital amount as finally determined in accordance with Section 2.4(c) (the “Actual Working Capital”) will be used to calculate post-Closing adjustments to the Estimated Purchase Price in order to arrive at the Final Purchase Price as follows: (A) if the Actual Working Capital is less than the Estimated Working Capital, the Estimated Purchase Price shall be decreased by the difference between the Estimated Working Capital and the Actual Working Capital; and (B) if Actual Working Capital is greater than the Estimated Working Capital, the Estimated Purchase Price shall be increased by the difference between the Estimated Working Capital and the Actual Working Capital.

(ii) If the net result of the adjustments under Section 2.4(d) is an increase in the Estimated Purchase Price, Purchaser shall pay or shall cause to be paid to Seller by wire transfer of immediately available funds to an account designated by Seller an amount equal to the amount of such increase. Conversely, if the net result of the adjustments under Section 2.4(d), is a reduction in the Estimated Purchase Price, then Seller shall pay or shall cause to be paid to Purchaser by wire transfer of immediately available funds to an account designated by Purchaser an amount equal to the amount of such reduction.

(e) All payments to be made to Purchaser or Seller pursuant to this Section 2.4(e) will be made by wire transfer of immediately available funds to Seller’s or Purchaser’s account, as applicable, within seven (7) Business Days after the date on which Actual Working Capital is finally determined pursuant to Section 2.4(c). Any amounts required to be paid pursuant to this Section 2.4(e) which are not paid when due will accrue interest at the rate of four percent (4%) per annum until paid in full.

2.5 Form of Payment. All cash payments hereunder will be made by delivery to the recipient by depositing, by bank wire transfer, the required amount (in immediately available funds) in an account of the recipient, which account will be designated by the recipient in writing at least three (3) Business Days prior to the date of the required payment.

3.	CLOSING.

3.1 Date of Closing; Effective Time.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of USMD Holdings, Inc. located in Irving, Texas, commencing at 10:00 a.m., Central time, on December 18, 2015 or such other date as the parties mutually agree upon (the “Closing Date”). Notwithstanding the foregoing, the parties will endeavor in good faith to effectuate the Closing simultaneously in different locations to avoid the travel and additional expenses of requiring all parties to be simultaneously located in the same place. In furtherance thereof, the parties will deliver, in escrow to their respective counsel and other appropriate parties, executed versions of all Transaction Documents and other matters and things necessary to effect the Closing in such manner, including by conference call, electronic (i.e., email/PDF) or facsimile delivery or otherwise.

(b) All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

(c) The Closing shall be deemed effective as of 11:59 p.m. on the Closing Date (the “Effective Time”).

3.2 Deliveries by Company and Seller. Prior to or at the Closing, Company and Seller, as applicable, shall deliver to Purchaser or cause to be delivered to Purchaser, all in form and substance reasonably satisfactory to Purchaser, the following:

(a) the corporate books and records, including but not limited to any and all binders, organizational records, collections of documents, or other records, of USGP, Company and each of the Service Entities;

(b) such other instruments or documents as are reasonably required to vest in Purchaser title to all of the Purchased Securities, free and clear of all Liens;

(c) the payoff letters contemplated by Section 2.3(b)(ii), if any (the “Payoff Letters”) and any necessary UCC termination statements or other releases as may be required to evidence the satisfaction of such Indebtedness and the release of any collateral securing such Indebtedness;

(d) a certificate of formation or equivalent documentation for each of USGP, Company and each of the Service Entities certified by the secretary of state of such entity’s state of formation that is reasonably acceptable to purchaser;

(e) a good standing and legal existence certificate or certificate of status, as applicable, for each of USGP, Company and each of the Service Entities issued by the secretary of state of such entity’s state of formation that is reasonably acceptable to Purchaser;

(f) a certificate of the appropriate Governmental Authority as to the good standing of USGP, Company and each of the Service Entities that is reasonably acceptable to Purchaser from each jurisdiction in which such entity conducts business or is qualified to do business;

(g) a certificate of the general partner of Company certifying as to Company’s certificate of formation and limited partnership agreement, the consent of the partners of Company approving the consummation of the transactions contemplated hereby, and the incumbency and signatures of Company’s officers;

(h) a certificate of the member of USGP certifying as to USGP’s certificate of formation and limited liability company agreement, the consent of the member of USGP approving the consummation of the transactions contemplated hereby, and the incumbency and signatures of USGP’s officers;

(i) a certificate of the secretary, manager, member or general partner, as applicable, of each of the Service Entities certifying as to such entities’ organizational, governing documents and all consents, as applicable, approving the transactions contemplated hereby;

(j) the Indemnity Escrow Agreement, duly executed by Seller;

(k) resignations of those directors and officers of Company, USGP and the Service Entities listed on Schedule 3.2(k), subject to and effective upon the Closing;

(l) a certificate, duly completed and executed pursuant to Regulations Section 1.1445-2(b)(2), certifying that Seller is not a “foreign person” within the meaning of Section 1445 of the Code as set forth on Schedule 3.2(l);

(m) a properly completed and executed IRS Form W-9 from Seller;

(n) a transition services agreement substantially in the form attached hereto as Exhibit C, duly executed by Seller, Company and Litho GP (the “Transition Services Agreement”);

(o) all Consents of third parties, including of any General Partners or Limited Partners of any of the entities being purchased hereunder (other than Governmental Authorities) required under any Material Contract or with respect to any other contract, agreement, or ownership interest or interest being transferred as a result of this Agreement;

(p) all Consents of Governmental Authorities required to complete the transactions contemplated by this Agreement;

(q) duly executed copies of employment agreements, in form and substance reasonably satisfactory to Purchaser, duly executed by each individual set forth on Schedule 3.2(q);

(r) duly executed copies of the Lithotripsy Services Agreements identified on Schedule 3.2(r);

(s) documents evidencing Partnership Agreement and ownership interest in Metro I as required pursuant to Section 4.4(f);

(t) a mutually agreed upon and duly executed Metro I Partnership Agreement in the form of Exhibit D attached hereto;

(u) the Company shall provide Purchaser all documentation evidencing the transfer of Metro I’s interest in Dallas, as hereinafter defined, to the Company pursuant to Section 4.4(e); and

(v) such other documents as Purchaser or its counsel may reasonably request to replace the authorized signatory(ies) with respect to each bank account, safety deposit box, lock box or other account of USGP, Litho GP or Company and any user identification names and passwords with respect thereto.

3.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver or pay to Company, Seller, Escrow Agent or the third parties referenced in Section 2, as applicable, or cause to be delivered or paid, all in form reasonably satisfactory to Seller, the following:

(a) the Indemnity Escrow Amount;

(b) the Net Indebtedness Payment pursuant to Sections 2.2(a)(ii) and 2.3(b);

(c) the Transaction Costs pursuant to Sections 2.2(a)(iii) and 2.3(c);

(d) the Seller Closing Payment pursuant to Section 2.2(a)(iv);

(e) the Indemnity Escrow Agreement, duly executed by Purchaser and the Indemnity Escrow Agent; and

(f) the Transition Services Agreement, as duly executed by Company and/or Litho GP at the direction of Purchaser.

3.4 Other Closing Documents and Actions. Except as otherwise provided herein, upon the terms and subject to the conditions set forth in this Agreement, the parties hereto will also execute such other documents and perform such other acts, before and after the Closing Date, as may be necessary or reasonably requested by another party hereto for the implementation and consummation of the transactions contemplated by this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF SELLER.

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Purchaser that the statements contained in this Article 4 are true, correct and complete as of the Agreement Date.

4.1 Organization; Foreign Qualifications; Corporate Documentation.

(a) USGP is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite power and authority to own, lease and operate its properties as it presently does and to carry on its portion of the Business as it is presently being conducted.

(b) Company is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite power and authority to own, lease and operate its properties as it presently does and to carry on its portion of the Business as it is presently being conducted.

(c) Each of the Service Entities is either a limited partnership or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction set forth in Schedule 4.1(c) and each has the requisite power and authority to own, lease and operate its properties as it presently does and to carry on its portion of the Business as it is presently being conducted.

(d) Except as set forth on Schedule 4.1(d), none of USGP, Company or any of the Service Entities has been known by or used any corporate, fictitious or other name in the conduct of its business or in connection with the use or operation of the assets of Company.

(e) USGP, Company and each of the Service Entities are duly qualified and in good standing as foreign entities in all jurisdictions in which such entities own or lease property or in which the nature of the activities conducted by such entities requires qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be materially adverse to Company, USGP, or the Service Entities. A complete and correct list of such jurisdictions is set forth on Schedule 4.1(e).

(f) The copies of the organizational and governing documents of USGP, Company and each of the Service Entities that have been delivered to Purchaser are true, correct and complete and there are no other documents or agreements affecting the rights or obligations of the holder of the Purchased Securities or the Service Entity Interests. The corporate books and records of the proceedings of USGP, Company and each of the Service Entities, copies of which have been delivered or made available to Purchaser and originals of which will be delivered to Purchaser on the Closing Date, are true, correct and complete in all material respects.

4.2 Authority. Each of Seller, USGP and Company has the required power and authority to enter into this Agreement and the other Transaction Documents to which it is intended to be a party and to perform its obligations hereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Seller, USGP or Company is intended to be a party and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller, USGP and Company. This Agreement has been duly executed and delivered by Seller, USGP and Company and, at or prior to Closing, Seller, USGP or Company shall have duly executed and delivered the other Transaction Documents to which Seller, USGP or Company is a party, as applicable. Assuming the due authorization, execution and delivery by Purchaser of this Agreement and the other Transaction Documents to which it is a party, this Agreement constitutes, and after the Closing each of the other Transaction Documents to which Seller, USGP and Company is a party will constitute, valid and binding obligations of Seller, USGP and Company enforceable against Seller, USGP and Company in accordance with their terms and conditions, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

4.3 No Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 4.3(a), the execution and delivery of this Agreement by Seller, USGP and Company does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or result in the creation of any Lien upon any of the Purchased Securities or the equity interests of Company and Litho GP in the Service Entities or upon any assets of USGP, Company, or the Service Entities under (i) any provision of the organizational and/or governing documents of Seller, USGP, Company, or the Service Entities, (ii) any Contract to which Seller, USGP, Company, or any of the Service Entities is a party or bound or (iii) any Law applicable to Seller, USGP, Company, or any of the Service Entities or to any of their respective properties or assets, other than matters that would not, individually or in the aggregate, reasonably be expected to be materially adverse to Company, USGP or any Service Entity.

(b) Except for the Consents of third parties to those Contracts listed on Schedule 4.3(b), no Consent of any Governmental Authority or any other Person is required by or with respect to Seller, USGP, Company, or any of the Service Entities in connection with the execution and delivery of this Agreement by Seller, USGP and Company.

4.4 Ownership of Purchased Securities and Purchased Equity Interests; Capitalization.

(a) The Seller, USGP and Company each hold of record and own beneficially the number of Purchased Securities set forth opposite their respective names on Schedule 4.4(a), which are all of the issued and outstanding equity interests of USGP, Company and Litho GP. All of the Purchased Securities set forth on Schedule 4.4(a) are duly authorized, validly issued, fully paid, and non-assessable.

(b) There are no outstanding or authorized subscriptions, options, warrants or rights to acquire any other equity interests of USGP or Company; there are no outstanding securities convertible into any equity interests of USGP or Company; and there are no obligations that might require USGP or Company to issue any such options, warrants, rights or securities. Except as set forth on Schedule 4.4(b)(i), there are no outstanding contractual obligations, restrictions or commitments that require or permit any equity interests of USGP or Company to be voted by or at the discretion of anyone other than the record owner. Except as set forth on Schedule 4.4(b)(ii), there are no outstanding contractual obligations or commitments of Seller, USGP or Company that relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer or disposition of any other securities or equity or voting interests of USGP or Company, and neither Seller nor USGP is a party to any option, warrant, purchase right or other contract or commitment that could require Seller or USGP to sell, transfer or otherwise dispose of any equity interests of USGP or Company (other than this Agreement). Neither Seller nor USGP is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any equity interest of USGP or Company.

(c) Company owns the number or percentage of equity interests in each of the Service Entities set forth opposite of its name on Schedule 4.4(c) (the “Service Entity Interests”). All of the Service Entity Interests set forth on Schedule 4.4(c) are duly authorized, validly issued, fully paid, and non-assessable. Schedule 4.4(c) also sets the forth the amounts and holders of all other issued and outstanding equity interests of each of the Service Entities.

(d) Set forth on Schedule 4.4(d), is a list by Service Entity, of all of the ownership of the equity interests in each Service Entity, listing the names of the legal and beneficial owners and the percentage interest held by each owner. There are no outstanding or authorized subscriptions, options, warrants or rights to acquire any other equity interests of any of the Service Entities; there are no outstanding securities convertible into any equity interests of any of the Service Entities; and there are no obligations that might require any of the Service Entities to issue any such options, warrants, rights or securities. Except as set forth on Schedule 4.4(d), there are no outstanding contractual obligations or commitments that require or permit any equity interests of any of the Service Entities to be voted by or at the discretion of anyone other than the record owner. There are no outstanding contractual obligations, restrictions or commitments of any of the Service Entities that relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer or disposition of any other securities or equity or voting interests of any of the Service Entities.

(e) Immediately prior to the Closing, Metro I shall have transferred its 27.694% ownership interest in Dallas Stone Management (“Dallas”) to the Company.

(f) Effective as of the Closing, a new Metro I Stone Management, Ltd. Limited Partnership Agreement (the “Partnership Agreement”) shall be executed by and between the Company and an entity owned or otherwise affiliated with USMD, Inc. (the “USMD Entity”). The Partnership Agreement shall provide (1) that the USMD Entity will have a sixty percent (60%) limited partnership interest in Metro I; and (2) that Litho GP, a wholly owned subsidiary of the Company shall have a one percent (1%) general partnership interest and the Company shall have a thirty-nine percent (39%) limited partnership interest in Metro I.

4.5 Financial Statements.

(a) Seller has previously delivered to Purchaser true, correct and complete copies of (i) unaudited balance sheets of Company as of December 31, 2013 and December 31, 2014, and statements of income and cash flows of Company for the years ended December 31, 2013 and December 31, 2014 (the “Company Financial Statements”), (ii) unaudited balance sheets of each Service Entity as of December 31, 2013 and December 31, 2014, and statements of income and cash flows of each Service Entity for the years ended December 31, 2013 and December 31, 2014 (the “Service Entity Financial Statements”), (iii) the unaudited balance sheet and statements of income of Company as of, and for the six-month period ending, June 30, 2015 (the “Company Interim Financial Statements”), and (iv) the unaudited balance sheets and statements of income and cash flows of each Service Entity as of, and for the six-month period ended, June 30, 2015 (the “Service Entity Interim Financial Statements,” and collectively with the Company Financial Statements, the Service Entity Financial Statements, the Company Interim Financial Statements and the financial statements pursuant to Section 6.7, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP (except to the extent disclosed therein or required by changes in GAAP), and are true, correct and complete in all material respects and fairly present in all material respects the financial condition and results of operations of Company and the Service Entities, as applicable, as of the dates and for the periods indicated, except that the Financial Statements exclude the footnote disclosures and other presentation items required for GAAP and the Company Interim Financial Statements, Service Entity Interim Financial Statements and the financial statements to be delivered pursuant to Section 6.7 are subject to normal year-end adjustments. The Company Financial Statements have been prepared consistent in all material respects with the preparation of Parent’s audited financial statements for the years ended December 31, 2013 and December 31, 2014, and in part form the basis for Parent’s financial statements for such periods.

(b) Each of USGP, Company and the Service Entities maintains and complies in all material respects with a system of internal accounting controls appropriate for its size and status as a privately held company and the industry in which it operates and that are designed to provide reasonable assurances regarding the reliability of financial reporting.

(c) Set forth on Schedule 4.5(c) is a description of all Indebtedness of USGP, Company and the Service Entities;

(d) All accounts receivable of USGP, Company and each of the Service Entities reflected on the Reference Balance Sheet, Company Interim Financial Statements and the Service Entity Interim Financial Statements (i) arose from bona fide sales of goods and services in the Ordinary Course of Business, (ii) are properly reflected on the books and records of USGP, Company and the Service Entities, as applicable, and (iii) to Seller’s Knowledge, are not subject to valid setoffs or counterclaims. Collection of the accounts receivable of USGP, Company and each of the Service Entities reflected on the Reference Balance Sheet, Company Interim Financial Statements and the Service Entity Interim Financial Statements through the Agreement Date has been conducted in the Ordinary Course of Business.

4.6 Absence of Undisclosed Liabilities; Other Costs and Expenses. Except to the extent reflected or reserved for on the Reference Balance Sheet, none of USGP, Company or any of the Service Entities has incurred any Liabilities required by GAAP to be set forth in a balance sheet, other than (a) Liabilities and obligations under Contracts entered into in the Ordinary Course of Business (which, to the extent required by Section 4.13, are referred to on Schedule 4.13) (none of which is a Liability for breach of any such Contract occurring prior to the Agreement Date), (b) Liabilities incurred since date of Reference Balance Sheet in the Ordinary Course of Business and not otherwise in contravention of this Agreement, (c) Transaction Costs or (d) Liabilities that are immaterial to USGP, Company and the Services Entities, taken as a whole. Notwithstanding the foregoing, the representations and warranties contained in this Section 4.6 shall not apply to (and shall exclude) any liability arising out of or related to facts, events, transactions, or actions or inactions, the category of which is the subject of another representation and warranty set forth in this Article 4, whether or not the existence of such liability would constitute a breach or inaccuracy of such representation or warranty.

4.7 Absence of Certain Changes. Except as set forth on Schedule 4.7, since December 31, 2014, except as disclosed in the Reference Balance Sheet:

(a) USGP, Company and each of the Service Entities has operated its business in the Ordinary Course of Business;

(b) there has not occurred any Company Material Adverse Effect;

(c) to Seller’s Knowledge none of USGP, Company or any Service Entity has taken or agreed to take any action that would be prohibited by Section 6.1 or Section 6.2 if such action were taken while this Agreement were in effect;

(d) unless otherwise disclosed hereunder, no limited partner or member of any Service Entity has withdrawn or dissociated, or to Seller’s Knowledge threatened to withdraw or dissociate, from such Service Entity;

(e) to Seller’s Knowledge none of USGP, Company or any of the Service Entities has granted (i) any increase in any rate or rates of salaries or compensation or in benefits of any kind to its Employees, consultants or independent contractors engaged in the Business other than in the Ordinary Course of Business, (ii) any increase in the salary of or compensation to any Employee, consultant or independent contractor that resulted in an increase of more than ten percent (10%) of the Employee’s aggregate annual salary and other compensation or (iii) any increase in the salaries of or compensation to all Employees that resulted in an increase of more than three percent (3%) of all Employee salaries and compensation; and

(f) to Seller’s Knowledge none of USGP, Company or any of the Service Entities has entered into a new line of business or abandoned or discontinued existing lines of business.

4.8 Title to Assets; Condition; Sufficiency.

(a) Each of USGP, Company and the Service Entities has good and valid title to, or has a valid leasehold interest in or has a valid right under contract (or otherwise) to use, all of the material tangible assets and personal property that are used in its Business (including all lithotripters, C-Arms and scopes), in each case, including the assets and personal property reflected on the Company Interim Financial Statements and the Service Entity Interim Financial Statements, but excluding any assets or personal property that have been sold or otherwise disposed of in the Ordinary Course of Business since the date of the Company Interim Financial Statements and the Service Entity Financial Statements, free and clear of all Liens, except for Permitted Liens.

(b) All such personal property is in good repair and operating condition, ordinary wear and tear excepted, is maintained in accordance with manufacturer standards, and is suitable for the purposes for which it is currently used.

(c) Except for the rights and services to be provided by Seller to Company pursuant to the Transition Services Agreement, either USGP, Company or a Service Entity owns, leases, licenses or otherwise has the right to use, and immediately after the Closing, will own, lease, license or otherwise have the right to use, all of the material tangible assets, properties and rights necessary to conduct the Business as presently being conducted.

(d) Schedule 4.8(d) sets forth all of the lithotripters, C-Arms, scopes and all other material equipment and supplies (including spark plugs, if applicable) owned or leased by USGP, Company and the Service Entities and used by any of them to provide lithotripsy services to Facilities (“Equipment”), listing for each the name, manufacturer, model number, serial number, date of purchase, and date of latest maintenance.

(e) Schedule 4.8(e) sets forth the manufacturer, model number, VIN, date of purchase, book value, last date of service maintenance, state motor vehicle registration number and date of expiration, Department of Transportation registration and date of expiration, of each motor vehicle used in the Business (including all trucks and trailers used to transport lithotripters to Facilities).

4.9 Real Property. Except as set forth on Schedule 4.9, none of USGP, Company or any of the Service Entities nor any predecessor of USGP, Company or any of the Service Entities owns (or ever has owned) any fee interest in or leases or uses any real property.

4.10 Litigation. There are no (i) outstanding Orders against or involving USGP, Company or any of the Service Entities or any of their respective properties or assets, and (ii) Proceedings pending or to Seller’s Knowledge threatened against USGP, Company or any of the Service Entities, nor have there been any Proceedings against USGP, Company or any of the Service Entities at any time since January 1, 2012. There is no dispute involving USGP, Company, or any of the Service Entities that materially affects, or could reasonably be expected to materially affect, the assets, the business, operations, or condition (financial or otherwise) of USGP, Company or any Service Entity.

4.11 Compliance with Laws. Excluding applicable Laws relating to (i) Taxes (the sole and exclusive representations and warranties regarding which are set forth in Sections 4.12 and 4.16), (ii) Intellectual Property (the sole and exclusive representations and warranties regarding which are set forth in Section 4.14), (iii) employee matters and contractors (the sole and exclusive representations and warranties regarding which are set forth in Section 4.15); (iv) employee benefits (the sole and exclusive representations and warranties regarding which are set forth in Section 4.16); (v) health care compliance (the sole and exclusive representations and warranties regarding which are set forth in Section 4.17), (vi) HIPAA, state health care privacy laws and other privacy laws (the sole and exclusive representations and warranties regarding which are set forth in Section 4.18), and (vii) environmental matters (the sole and exclusive representations and warranties regarding which are set forth in Section 4.19):

(a) Each of Seller, USGP, Company and the Service Entities is and has been in compliance in all material respects with all Laws applicable to or binding on Seller, USGP, Company and the Service Entities, or any of their assets or properties and no Proceeding has been filed or commenced against it alleging any failure so to comply. Seller is not aware of any facts that (with or without notice or lapse of time, or both) would reasonably be expected to result in USGP, Company or any of the Service Entities being in violation of any applicable Law.

(b) None of USGP, Company, any of the Service Entities, or, to Seller’s Knowledge, any of their respective directors, managers, officers or employees, with or acting on behalf of USGP, Company, or any of the Service Entities, has directly or indirectly (i) made any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services in violation of the Foreign Corrupt Practices Act of 1977 or any other applicable Law or (ii) established or maintained any fund or asset with respect to Company that has not been recorded in its books and records as required by applicable Law.

4.12 Taxes.

(a) USGP, Company and each of the Service Entities have timely filed all Tax Returns required by Law to be filed by each of them, respectively. All such Tax Returns were true, correct and complete. All Taxes of USGP, Company and each of the Service Entities shown as due and payable have been duly and timely paid, and none of USGP, Company, or any of the Service Entities has a material Liability for unpaid Taxes.

(b) USGP, Company and each of the Service Entities have each duly and timely withheld (i) all Taxes required to be withheld from payments to its employees, agents, contractors, nonresidents, members, partners, lenders, and other Persons, and (ii) all sales, use, ad valorem and value added Taxes. All such withheld Taxes have been duly and timely remitted to the proper Governmental Authority.

(c) No agreement or other document waiving or extending or having the effect of waiving or extending the statute of limitations or the period of assessment, reassessment or collection of any Taxes currently is in force with respect to USGP, Company, or any of the Service Entities.

(d) No Governmental Authority is now asserting or, to Seller’s Knowledge, threatening to assert against USGP, Company, or any of the Service Entities, any deficiency or claim for Taxes or any adjustment to Taxes.

(e) No federal, state, local or foreign Tax audits or other administrative Proceedings, discussions or court Proceedings are presently in progress or pending, or to Seller’s

Knowledge, threatened with regard to any Taxes or Tax Returns of USGP, Company, or any of the Service Entities. No power of attorney granted by USGP, Company, or any of the Service Entities with respect to any Taxes is currently in force.

(f) There are no Liens for Taxes on any assets of USGP, Company, or any of the Service Entities, other than Permitted Liens.

(g) None of USGP, Company or any of the Service Entities has engaged in any transaction that could affect the income Tax liability for any taxable year not closed by the statute of limitations.

(h) None of USGP, Company or any of the Service Entities is required to include an item of income, or exclude an item of deduction for any period after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing governed by Code Section 453; (ii) a transaction occurring on or before the Closing reported as an open transaction for federal income Tax purposes; (iii) prepaid amounts received on or prior to the Closing Date; (iv) a change in method of accounting requested or occurring on or prior to the Closing Date; (v) an agreement entered into with any Governmental Authority on or prior to the Closing Date; (vi) the application of Code Section 263A; or (vii) any election under Code Section 108(i) made effective on or prior to the Closing.

(i) None of USGP, Company or any of the Service Entities is subject to a Tax holiday or Tax incentive or grant in any jurisdiction that will terminate as a result of any transaction contemplated by this Agreement.

(j) Since the date of the Interim Balance Sheet, none of Seller, USGP, Company, or any of the Service Entities has (i) made, changed or revoked any election with respect to Taxes of USGP, Company, or any of the Service Entities, (ii) changed any Tax accounting period of USGP, Company, or any of the Service Entities, (iii) adopted or changed any method of Tax accounting of USGP, Company, or any of the Service Entities, (iv) filed any amended Tax Return of USGP, Company, or any of the Service Entities, (v) entered into any agreement with any Governmental Authority with respect to Taxes of USGP, Company, or any of the Service Entities, or (vi) surrendered any right to claim a refund for Taxes of USGP, Company, or any of the Service Entities.

(k) Each of Company and USGP is, and each has been since its formation, treated for income Tax purposes as a “disregarded entity” pursuant to Regulation Section 301.7701-3(b)(1)(ii) and no election has been made (or is pending) to change such treatment.

4.13 List of Agreements.

(a) Schedule 4.13 constitutes a complete list of the Contracts to which any of USGP, Company and the Service Entities is a party.

(b) Seller has provided to Purchaser prior to the Agreement Date true, correct and complete copies of all Contracts (including any and all amendments and other modifications to such Contracts) referred to on Schedule 4.13 which includes but is not limited to any Contract between USGP or Company and any Service Entity, between any Service Entity and a Facility, and any management service agreement to which USGP, Company or any Service Entity is a party (collectively, the “Material Contracts”). Each Material Contract is legal, valid, binding, enforceable and presently in full force and effect in all material respects against USGP, Company, or the Service Entities, as applicable, and, to Seller’s Knowledge, the other parties thereto in accordance with its terms, except for such failures to be in full force and effect or enforceable that would not, individually or in the aggregate, reasonably be expected to be materially adverse to Company, USGP or the Service Entities, and no condition or event has occurred that, with notice or lapse of time or both, would constitute a material default by USGP, Company, or any of the Service Entities or, to Seller’s Knowledge, any other party to any such Material Contracts. None of USGP, Company or any of the Service Entities, nor, to Seller’s Knowledge, any party to any Material Contract has repudiated any provision of any such Material Contract. None of USGP, Company or any of the Service Entities has received written notice that any party to a Material Contract intends to cancel or terminate the Material Contract or to exercise or not exercise any option under such Material Contract.

4.14 Intellectual Property, Patents, Trademarks, IT, Personal Information.

(a) Schedule 4.14(a) contains a list of all registered patents, registered trademarks and service marks and domain name registrations and registered copyrights (as well as any and all applications therefor) and all material unregistered trademarks and service marks of Seller, USGP, Company and the Service Entities necessary to conduct the Business in a manner substantially consistent with past practices (the “Company IP”).

(b) None of the Company IP is subject to any outstanding Order or agreement that restricts the rights of USGP, Company, or any of the Service Entities, as applicable, to transfer, use, enforce or license Company IP, no Proceedings are pending or, to Seller’s Knowledge, threatened, and no written notice has been received by USGP, Company, or any of the Service Entities challenging the legality, validity, enforceability, use or ownership of any Company IP. Either USGP, Company, or one of the Service Entities has all necessary rights in the Company IP for the continued use of the Company IP following the Closing in a manner substantially consistent with past practices.

(c) Except as set forth on Schedule 4.14(c), (i) to Seller’s Knowledge there is no violation by others of any right of USGP, Company, or any of the Service Entities with respect to the Company IP, (ii) none of USGP, Company or any of the Service Entities is infringing upon or otherwise violating any Intellectual Property rights of any third party by USGP’s, Company’s, or any of the Service Entities’ use of the Company IP and no written notice has been received by USGP, Company, or any of the Service Entities alleging that the Company IP, the operation of the Business or any product or service of the Business infringes or otherwise violates any Intellectual Property rights of any third party, and (iii) no Proceedings are pending or, to Seller’s Knowledge, threatened alleging any such violation.

(d) Except as set forth on Schedule 4.14(d), none of Seller, USGP, Company or any of the Service Entities has granted any exclusive licenses of any Company IP or any non-exclusive licenses of or other Contract relating to the Company IP that restricts the use of any Company IP owned by USGP, Company or the Service Entities by USGP, Company or any of the Service Entities in any material respect.

(e) None of Seller, USGP, Company or any of the Service Entities has received a written complaint regarding the collection, use, processing, storage or disclosure of Personal Information by USGP, Company or any of the Service Entities.

4.15 Employee Matters; Contractors.

(a) Schedule 4.15(a) contains a correct and complete list of (i) the name, job description, length of service and current annual compensation of all current employees of USGP, Company, and the Service Entities, if any, as of the Closing (“Employees”); (ii) any increase in compensation that USGP, Company, and/or a Service Entity plan to pay each Employee or has committed to pay each such Employee, (iii) all Employees on leave or short term or long term disability, and (iv) any accrued and unpaid vacation, severance, disability or other benefit payments relating to the Employees. Seller, USGP and Company expressly represent and warrant that each Employee is an employee of USGP, Company, or a Service Entity as identified on Schedule 4.15(a).

(b) With respect to the Employees, (i) USGP, Company and the Service Entities are in compliance in all material respects with all applicable Laws regarding employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice under the National Labor Relations Act or comparable state labor Law; and (ii) there is no unfair labor practice charge or complaint against USGP, Company, or any of the Service Entities pending before the National Labor Relations Board or comparable body of any state or foreign jurisdiction or any Governmental Authority, and, to Seller’s Knowledge, none is or has been threatened. None of the Employees is represented by any union or other collective bargaining agent, works council, staff association or other organization representing the employees and there is no collective bargaining or other labor agreement with respect to those employees.

(c) Schedule 4.15(c) contains a listing of each independent contractor, consultant or freelancer (collectively, “Contractors”) used by USGP, Company, or any of the Service Entities at any point during the prior twelve (12) months with notations indicating which Contractors are currently used by USGP, Company, or the Service Entities, together with amounts owed as of the Agreement Date, if any, and whether any such Contractor is a practicing physician. To Seller’s Knowledge, no Contractor used by USGP, Company, or any of the Service Entities is a party to, or is otherwise bound by, any agreement or arrangement with any third party, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such Contractor’s duties for USGP, Company, or any of the Service Entities.

4.16 Employee Benefits.

(a) Schedule 4.16(a) sets forth a list of all “employee benefit plans,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and all other compensation, remuneration, bonus, profit sharing, pension, deferred compensation, retention, employment, offer letters, change in control, incentive, supplemental retirement, stock appreciation, health, life, dental, vision, disability, welfare, stock option, equity compensation, vacation, paid time off, excess benefit, severance and other fringe or employee benefit plans, programs, agreements or arrangements, currently maintained, sponsored or contributed to by USGP, Company, or any of the Service Entities on behalf of, relating to, or with respect to any current or former directors, officers, employees or independent contractors of USGP, Company, or any of the Service Entities or for which USGP, Company, or any of the Service Entities has or may have any other Liability, contingent or otherwise, including by reason of having an ERISA Affiliate (each, an “Employee Benefit Plan”). All material contributions and premiums required by Law or the terms of any Employee Benefit Plan to be paid or accrued prior to Closing have been or will be timely made or paid or accrued in full prior to Closing. True, correct and complete copies of each of the Employee Benefit Plans and all material contracts or agreements relating to the Employee Benefit Plans, including trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements and recordkeeping agreements, have been provided to Purchaser. With respect and to the extent applicable to each Employee Benefit Plan, true, correct and complete copies of the two most recent annual reports on Form 5500, summary plan descriptions, most recent financial or actuarial statements and most recently issued IRS determination or opinion letter as to Tax-qualified status under Section 401(a) of the Code have also been provided to Purchaser.

(b) Each Employee Benefit Plan has been maintained, operated and funded in all material respects in accordance with its terms and applicable Law, including ERISA, the Code, COBRA and the Patient Protection and Affordable Care Act; (ii) each Employee Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the Employee Benefit Plan is qualified under Section 401(a) of the Code or has been established under a nonstandardized prototype plan for which an opinion letter from the IRS has been obtained by the plan sponsor and is valid as to the adopting employer, and, to Seller’s Knowledge, no fact or circumstance exists that could reasonably be expected to result in the revocation of such Tax-qualified status; (iii) no claim, lawsuit, arbitration or other action has been threatened, asserted, instituted or, to Seller’s Knowledge, is anticipated with respect to any Employee Benefit Plan (other than routine claims for benefits and appeals of such claims); and (iv) no Employee Benefit Plan is or, to Seller’s Knowledge, is expected to be under audit or investigation by the IRS, U.S. Department of Labor, or any other Governmental Authority.

(c) No Employee Benefit Plan is, and none of USGP, Company, any of the Service Entities or any of their respective current or former ERISA Affiliates contributes to, has contributed to, has ever had an obligation to contribute to, or has or could incur any Liability with respect to, any plan that is (i) a “multiemployer plan,” as defined in Section 3(37) of ERISA, (ii) subject to Section 412 of the Code, Title IV of ERISA, or Section 302 of ERISA, (iii) any “multiple employer plan,” as defined in Section 413(c) of the Code, or (iv) any “multiple employer welfare arrangement,” as defined in Section 3(40) of the Code.

(d) No Employee Benefit Plan has been established or is maintained outside of the United States.

(e) None of USGP, Company or any of the Service Entities has any Liability under any Employee Benefit Plan or otherwise for providing medical, life insurance or other welfare benefits to any individual following retirement or other termination of service, other than statutory Liability for providing group health plan continuation coverage as required by COBRA.

(f) Except as set forth on Schedule 4.16(f), no event has occurred, no condition exists and no Employee Benefit Plan exists that, as a result of the execution and delivery of this Agreement or the transactions contemplated hereby, either alone or in combination with any other event, including termination of employment, could result in (i) the payment to any current or former employee, officer, independent contractor or director of USGP, Company, or any of the Service Entities of any money or other property, (ii) an increase in any benefits otherwise payable under any Employee Benefit Plan, (iii) the acceleration or provision of any other rights or benefits to any current or former employee, officer, independent contractor or director of USGP, Company, or any of the Service Entities, including vesting or timing of payment, (iv) a restriction on USGP’s, Company’s, or any of the Service Entities’ ability to amend, modify or terminate any Employee Benefit Plan or (v) an increased obligation to fund any Employee Benefit Plan.

(g) With respect to each Employee Benefit Plan, no Person (i) has entered into any non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code or engaged in a violation of Part 4 of Title I of ERISA that, in either case, could reasonably be expected to result in material Liability to USGP, Company, any of the Service Entities, or Purchaser, (ii) has any Liability for any failure to act or comply in connection with the administration or investment of the assets of such plans, or (iii) engaged in any transaction or otherwise acted with respect to such plans in such a manner which could subject USGP, Company, any of the Service Entities, or Purchaser to material Liability as a result of a violation of the requirements of Section 409 or 502 of ERISA or Section 4972 or 4976 through 7980B of the Code or any other Law.

(h) There is no Employee Benefit Plan or Contract covering any current or former employee or independent contractor of USGP, Company, or any of the Service Entities that, individually or collectively, could give rise to a payment or provision of any benefit by USGP, Company, or any of the Service Entities that would not be deductible under Section 280G of the Code or could be subject to an excise tax under Section 4999 of the Code.

4.17 Health Care Compliance. Without limiting the generality of any other representation and warranty set forth in this Agreement,

(a) None of Seller, USGP, Company or any of the Service Entities, nor, to Seller’s Knowledge, has knowingly and willfully offered, solicited, paid or received, any remuneration, directly or indirectly, overtly or covertly, in cash or in kind: (i) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid or other federal or state health care program, or (ii) in return for, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part by Medicare, Medicaid, or other federal or state health care program.

(b) USGP, Company, and each of the Service Entities, has been and is in compliance with all applicable Health Care Laws, including the Anti-Kickback Statute, the Stark Law, and the False Claims Act, and Company, USGP and none of the Services Entities have not acted in any manner that would subject any of them to the Civil Monetary Penalty Law. No Proceeding has been filed or commenced against USGP, Company or any Service Entity alleging any failure so to comply. Except for distributions to equity holders of the Service Entities to which such Persons are properly entitled as owners of such Service Entities, none of USGP, Company, or any Service Entity has paid any sums or provided any items of value, whether nominal or otherwise, to any licensed physician.

(c) None of Seller, USGP, Company or the Service Entities has, since January 1, 2012, received a civil investigative demand, subpoena or similar process from the United States Department of Justice, the OIG, the Centers for Medicare and Medicaid Services, any state Medicaid agency, Medicaid fraud unit, or state attorney general. To Seller’s Knowledge, Seller, USGP, Company or the Service Entities are not otherwise under investigation by any such Governmental Entity.

(d) Except as set forth on Schedule 4.17(d), none of USGP, Company or any of the Service Entities (i) is enrolled in Medicare, Medicaid, TRICARE or any other federal or state health care program, or (ii) participates in any non-governmental third-party health care program.

(e) None of Seller, USGP, Company or any of the Service Entities is excluded from participation in Medicare, Medicaid or any other federal or state health care program. None of (A) Seller, USGP, Company, (B) any officer, director, manager, employee or contractor, agent of, any of them, nor (C) any of the Service Entities or to Seller’s Knowledge any investor in any Service Entity, has engaged in any activity that would reasonably be expected to result in mandatory or permissive exclusion from Medicare, Medicaid, or any other federal or state health care program.

(f) The Business and operations of USGP, Company and each Service Entity were organized, have been, and are being conducted in compliance with all Health Care Laws. Seller, USGP and Company are not aware of any facts that (with or without notice or lapse of time, or both) would reasonably be expected to result in USGP, Company or any of the Service Entities being in violation of any applicable Health Care Law.

4.18 HIPAA, State Health Care Privacy Laws and other Privacy Laws.

(a) Each of USGP, Company and the Service Entities is in compliance in all material respects with HIPAA, state health care privacy law, and all other applicable Privacy Laws, including all required compliance with the privacy, security and breach notification provisions in 45 C.F.R. Parts 160 and 164.

(b) USGP, Company and the Service Entities have in place in all security measures necessary to safeguard the availability, integrity, and confidentiality of electronic Protected Health Information and other Personal Information and to protect against the unlawful use or disclosure of Protected Health Information and other Personal Information in compliance with all applicable Laws. The Company IT Systems have back-ups and disaster recovery arrangements in place consistent with industry standards and in compliance with HIPAA. Except as set forth on Schedule 4.18(b), none of USGP, Company or any Service Entity has experienced a breach of Protected Health Information or other Personal Information. None of USGP, Company or any Service Entity is under audit or investigation by HHS or a state Governmental Authority to assess such entity’s compliance with HIPAA.

(c) Each of USGP, Company and the Service Entities require all of their business associates and other contractors or vendors that receive or create Protected Health Information or other Personal Information to comply with HIPAA or other Privacy Laws as applicable.

4.19 Environmental Matters.

(a) Company and USGP have been and are in compliance in all material respects with all Environmental Laws, and neither Company nor USGP have incurred or are subject to any Liability under any Environmental Laws. To Seller’s Knowledge, there are no facts or circumstances which would reasonably be expected to impose on either Company or USGP any Liability under Environmental Laws with respect to the Business.

(b) Company and USGP have not received any Order, notice of violation, nor any Proceeding, citation, directive, summons, information request or other notice of any pending or threatened claim pursuant to any Environmental Law relating to USGP, Company, any of the Service Entities.

(c) None of USGP, Company or any of the Service Entities has retained or assumed, by contract or operation of Law, any Liability of any third party that may arise or has arisen under any Environmental Law.

(d) There exist no (i) material environmental site assessments and environmental compliance audits conducted or prepared in the five (5) years prior to the Agreement Date relating to the Business, or any real property currently or formerly owned or leased by Company or USGP, or (ii) any material documents pertaining to any unresolved Liability under any Environmental Laws relating to the Business, or any real property currently or formerly owned or leased by Company or USGP.

4.20 Permits and Licenses.

(a) Schedule 4.20 contains a list of all Permits that are material and held by or on behalf of USGP, Company and the Service Entities in the conduct of the Business, along with the date of expiration of such Permits. USGP, Company and the Service Entities have, and each is in compliance in all material respects with, all material Permits required by applicable Law for such Party to own or hold is properties and other assets and to conduct the Business as currently conducted. All of such Permits are valid and in full force and effect, and all applications required by applicable Law to be filed by or on behalf of USGP, Company and the Service Entities for the renewal of all such material Permits have been timely filed. The Business is conducted by each of USGP, Company and the Service Entities in compliance in all material respects with all requirements of such Permits. No restriction, suspension, or termination of any such Permit is pending or, to Seller’s Knowledge, threatened by any Governmental Authority. None of USGP, Company or any Service Entity has received any written notice of any audit, investigation or Proceeding regarding any Permit. Neither the execution and delivery of this Agreement nor the Closing will adversely affect any Permit.

(b) Each employee (including the Employees) and independent contractor of USGP, Company and each Service Entity (including all lithotripsy technologists) who is required to hold a Permit to perform services on behalf of USGP, Company or a Service Entity holds a valid and unrestricted Permit to perform his or her services.

4.21 Finders. Except as set forth on Schedule 4.21, none of Seller, USGP, Company, any of the Service Entities or any of their Representatives has used the services of any broker or finder in connection with the transactions contemplated by this Agreement.

4.22 Affiliate Transactions. Except as disclosed in Schedule 4.22, no current employee, officer, director, manager, or Affiliate of USGP, Company, or any of the Service Entities or any stockholder, member or partner of USGP, Company, or any of the Service Entities (or any Affiliate thereof) is a party to any Contract with Seller, USGP, Company, or any of the Service Entities, including any Contract for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to or from, any such Affiliate or Seller (or Affiliate thereof), other than with respect to USGP’s, Company’s or any of the Service Entities’ obligation to reimburse business expenses in accordance with any of their respective policies applicable to all Employees.

4.23 Insurance. Schedule 4.23 sets forth a list of all insurance policies owned or held by or on behalf of USGP, Company, any of the Service Entities and applicable to USGP, Company, or any of the Service Entities or any of their respective assets or properties, specifying the insurer, the policy number, policy limits and annual policy premium and describing each pending claim thereunder (collectively, the “Insurance Policies”). Seller has provided or made available to Purchaser true, correct and complete copies of all Insurance Policies. To the Seller’s Knowledge all Insurance Policies are in full force and effect. All premiums payable by USGP, Company or any of the Service Entities under the Insurance Policies covering all periods up to and including the Closing Date have been paid. In the last two (2) years, none of USGP, Company, or any of the Service Entities has applied for and been denied insurance, nor has its insurance coverage been limited, under any of the Insurance Policies for any material claim. There are no outstanding material unpaid claims under any Insurance Policy. The insurance maintained by each of USGP, Company and each Service Entity is sufficient to comply in all material respects with all applicable Laws and Contracts to which USGP, Company and each of the Service Entities is a party to or to which they are bound.

4.24 Customers; Vendors.

(a) Schedule 4.24(a) sets forth the Material Customers and the aggregate amounts for which USGP, Company, or the Service Entities, as applicable, invoiced such Material Customers during the two (2) most recent fiscal years. Schedule 4.24(a) includes a list of all customer cancellations received by Seller, USGP, Company or any of the Service Entities in writing since December 31, 2014.

(b) Schedule 4.24(b) sets forth the Material Vendors and the aggregate amounts for which USGP, Company or any of the Service Entities was invoiced by such Material Vendors during the two (2) most recent fiscal years.

4.25 Bank Accounts. Schedule 4.25 contains a true, correct and complete schedule setting forth the name of every bank in which USGP, Company, or any of the Service Entities has one or more accounts, savings or other certificates or safe deposit boxes; and the names of every person authorized to draw on such accounts, redeem such certificates or have access to such boxes.

4.26 Seller’s Hospitals. To the Seller’s Knowledge, none of the Seller’s corporate affiliates’ hospital facilities set forth on Schedule 4.26 have any plans to now or in the future to acquire a lithotripter.

4.27 Disclosure. No representation or warranty or other statement made by Seller contains any untrue statement of material fact or omits to state a material fact necessary to make the statements in this Agreement not misleading.

5.	REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser represents and warrants to Seller the following matters in this Section 5 are true, correct and complete as of the Agreement Date.

5.1 Purchaser’s Organization. Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the state of Delaware and has the requisite power and authority to own, lease and operate its properties as it now does and to carry on its business as it is presently being conducted. Purchaser is duly qualified and in good standing as foreign entities in all jurisdictions in which it owns or leases property or in which a failure to so qualify would materially affect its ability to consummate the transactions contemplated by this Agreement.

5.2 Authority. Purchaser has all required corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is intended to be a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, at or prior to Closing, Purchaser shall have duly executed and delivered the other Transaction Documents to which it is a party. Assuming the due authorization, execution and delivery by Seller, USGP and the Company of this Agreement and the other Transaction Documents to which they are a party, this Agreement constitutes, and after the Closing each of the other Transaction Documents to which Purchaser is a party will constitute, legal, valid and binding obligations of Purchaser enforceable against it in accordance with their terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). No further vote or consent of the holders of any class or series of equity interests of Purchaser is necessary to approve this Agreement or the other Transaction Documents or the consummations of the transactions contemplated hereby or thereby.

5.3 No Conflicts; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by Purchaser does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or result in the creation of any Lien upon any assets of Purchaser under (i) any provision of the organizational and/or governing documents of Purchaser, (ii) any material Contract to which Purchaser is a party or bound or (iii) any Law applicable to Purchaser or to any of its respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such matters that would not, individually or in the aggregate, reasonably be expected to be materially adverse to Purchaser.

(b) Subject to obtaining any Consents the failure of which to be obtained or made would not, individually or in the aggregate, be reasonably expected to be materially adverse to Purchaser, taken as a whole, no Consent of any Governmental Authority or any other Person, is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement and the other Transaction Documents by Purchaser, the consummation by Purchaser of the transactions contemplated hereby or the performance by Purchaser of its obligations hereunder.

5.4 Litigation. There is no Proceeding pending or, to the knowledge of Purchaser, threatened by or against Purchaser that could reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement.

5.5 Finders. Neither Purchaser nor any of its Representatives has used the services of any broker or finder in connection with the transactions contemplated by this Agreement.

5.6 Solvency. Purchaser is solvent and, after giving effect to the consummation of the transactions contemplated by this Agreement, shall remain solvent immediately after the Closing. Purchaser has not incurred debts, including any debts required to be incurred due to the consummation of the transactions contemplated hereby, beyond its ability to pay such debts as they mature. The sum of Purchaser’s debts does not exceed its assets at a fair valuation.

5.7 Financing. At the Closing, Purchaser will have available sufficient cash in immediately available funds to consummate the transactions contemplated by this Agreement.

5.8 Investment Purpose. Purchaser is purchasing the Purchased Securities hereunder solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that none of the Purchased Securities are registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Purchased Securities may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Purchaser is able to bear the economic risk of holding the Purchased Securities for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

5.9 No Additional Representations. Except for the representations and warranties made by Purchaser in this Article 5, Purchaser makes no express or implied representation or warranty with respect to Purchaser or its business, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser hereby disclaims any such other representations or warranties.

6.	COVENANTS.

6.1 Affirmative Covenants of USGP and Company. Except as set forth on Schedule 6.1, USGP and Company hereby covenant and agree that, prior to Closing, unless otherwise expressly contemplated by this Agreement or consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), each of USGP and Company has caused each of the Service Entities to:

(a) maintain its legal existence and good standing;

(b) operate its business in the Ordinary Course of Business in all material respects and in conformity in all material respects with applicable Laws;

(c) use commercially reasonable efforts, consistent with past practice, (i) to preserve in all material respects its present business organization and the goodwill and business of the customers, vendors and others having material business relations with USGP, Company, or any of the Service Entities and (ii) to use their best efforts to retain the services of the key employees of USGP, Company and the Service Entities;

(d) maintain its material tangible assets in customary repair, maintenance and condition sufficient to enable it to conduct the Business in all material respects in the manner in which it is currently conducted, except to the extent of normal wear and tear; and

(e) keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained as of the Agreement Date with respect to the material assets, operations and activities of USGP, Company and the Service Entities.

6.2 Negative Covenants of USGP and Company Except as set forth in Schedule 6.2, prior to Closing, neither USGP nor Company have, nor has caused each of the Service Entities to, (to the extent permitted under their respective organizational and governing documents and applicable Laws), done any of the following:

(a) except in the Ordinary Course of Business, (i) enter into or renew any Contract that, if entered into prior to the Agreement Date, would have been required to be included on Schedule 4.13; (ii) cause, or take any action to allow, any Material Contract to lapse (other than in accordance with its terms), to be modified in any material adverse respect or otherwise to become impaired in any material manner; (iii) other than as required by any applicable Law or the terms of any Employee Benefit Plan in existence on the date hereof, grant or agree to grant any increase in the rates of salaries or compensation payable to Employees, consultants or independent contractors; (iv) grant or agree to grant any bonus or increase in bonus to any Employee; (v) hire any individual, enter into any employment agreement or amend any employment agreement to which USGP, Company or any of the Service Entities is a party; (vi) make any new commitment to pay any severance or termination payment to any of its Representatives or (vii) establish any new Employee Benefit Plan, increase benefits or payments under any Employee Benefit Plan, otherwise amend or modify any Employee Benefit Plan other than as required by applicable Law or otherwise incur any Liability under any Employee Benefit Plan materially different in nature from the Liabilities incurred during similar periods in prior years;

(b) except in the Ordinary Course of Business, (i) redeem, repurchase or otherwise reacquire any of its equity interests or any securities or obligations convertible into or exchangeable for any of its equity interests, or any options, warrants or conversion or other rights to acquire any of its equity interests or any such securities or obligations; (ii) liquidate, dissolve or effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, its equity interests;

(c) except in the Ordinary Course of Business, (i) make any unauthorized distributions to Seller (other than of cash); or (ii) issue, pledge, deliver, award, grant or sell, or authorize or propose the issuance, pledge, delivery, award, grant or sale of (including the grant of any encumbrances), any of its equity interests, any securities convertible into or exercisable or exchangeable for any such equity interests, or any rights, warrants or options to acquire, any such equity interests;

(d) except in the Ordinary Course of Business, (i) enter into any transaction or incur any Liability that is material to its business or operations; (ii) sell, lease, license, mortgage, pledge, transfer or otherwise encumber or dispose, or agree to sell, lease, license, mortgage, pledge, transfer or otherwise encumber or dispose of, any of its assets, other than assets that have worn out or been replaced with other assets of equal or greater value, assets that are no longer needed in the Business or products offered to customers of USGP, Company, or any of the Service Entities in the Ordinary Course of Business; (iii) enter into any joint venture, partnership or other similar arrangement; or (iv) make or commit to make any investments;

(e) except in the Ordinary Course of Business, adopt any amendments to the organizational and/or governing documents of USGP, Company, or any of the Service Entities, or any other equity holders’ agreement (including termination of such agreement);

(f) except as may be required by Law or GAAP, make any change in any of its methods of accounting or in any accounting policy or make any material reclassification of its assets or Liabilities;

(g) make, change or revoke any election with respect to Taxes of USGP, Company, or any of the Service Entities, change any Tax accounting period of USGP, Company, or any of the Service Entities, adopt or change any method of Tax accounting of USGP or Company, file any amended Tax Return of USGP, Company, or any of the Service Entities, enter into any agreement with any Governmental Authority (including a “closing agreement” under Code Section 7121) with respect to Taxes of USGP, Company, or any of the Service Entities, surrender any right to claim a refund for Taxes of USGP, Company, or any of the Service Entities, consent to an extension of the statute of limitations applicable to any Tax claim or assessment of USGP, Company, or any of the Service Entities;

(h) except for Indebtedness that will be repaid at or prior to Closing by Seller with Seller’s own funds or out of the Purchase Price proceeds, incur or guarantee any obligation for Indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, or enter into any “keep well” or other agreement to maintain the financial condition of another Person or make any loans, or advances of borrowed money or capital contributions to, or equity investments in, any other Person or issue or sell any debt securities except in the Ordinary Course of Business under loan agreements or capitalized leases existing on the Agreement Date;

(i) transfer to any Person any material rights to Company IP;

(j) create or incur any Liens affecting the assets of USGP, Company, the Service Entities or the Purchased Securities, except for Permitted Liens;

(k) except in the Ordinary Course of Business, enter into or amend any (i) capital lease or (ii) any operating lease having annual lease payments in excess of $25,000;

(l) except in the Ordinary Course of Business, make any capital expenditures other than (i) capital expenditures for routine maintenance and repair in an amount not to exceed $25,000, (ii) capital expenditures for emergency maintenance and repair, or (iii) capital expenditures in the Ordinary Course of Business in amounts not exceeding $50,000 in the aggregate, except for any capital expenditures pursuant to existing Contracts;

(m) enter into any collective bargaining agreement, unless legally obligated to engage in collective bargaining with a labor organization;

(n) accelerate, delay or postpone its payment of any accounts payable or other Liabilities other than in the Ordinary Course of Business; or

(o) sell, mortgage, pledge, transfer or otherwise encumber or dispose, or agree to sell, mortgage, pledge, transfer or otherwise encumber or dispose of the Purchased Securities.

6.3 Consents. At or prior to the Closing, Company, at its own expense, including paying any fees and expenses required by third parties in accordance with applicable contracts, obtained the Consents set forth on Schedule 4.3(b).

6.4 Certain Action Prior to Closing. Prior to or at the Closing, USGP, Company and Seller discharged all intercompany payables and receivables and caused all loans, receivables and payables, in each case, between USGP, Company, and any of the Service Entities, on the one hand, and any of their respective employees, Seller or any Affiliates thereof, on the other hand, to be settled.

6.5 Access to Information. Prior to Closing, Purchaser and its Representatives made such investigation of the property, assets and businesses of USGP, Company and the Service Entities as it desired, Company gave to Purchaser and to its counsel, accountants and other Representatives, upon reasonable prior notice and accompanied by a designated Representative of Company as provided below, reasonable access during normal business hours to all of the properties (including Seller’s headquarters in Irving, Texas), assets, books, commitments, agreements, records and files of USGP, Company and the Service Entities (although limited with respect to employee files of the Employees to the extent required by applicable law), and Company furnished to Purchaser during that period all documents and copies of documents and information concerning the business and affairs of USGP, Company and the Service Entities as Purchaser reasonably may have requested; provided, however, that nothing herein shall have obligated USGP, Company or any of the Service Entities to (a) take any action that would unreasonably interrupt the normal course of the Business or unreasonably interfere with the prompt and timely discharge by any employees of their normal duties, or (b) violate any applicable Law or the terms of any Contract to which USGP, Company or any of the Service Entities is a party to or which any of its assets are subject. Prior to Closing, if it so requested, Purchaser had the opportunity to contact and communicate with USGP’s, Company’s and any of the Service Entities’ customers, strategic partners and vendors in respect of the transactions contemplated hereby listed on Schedule 6.5 with such contact and communication coordinated with and through Bob Yonke, Neil House, and Stephanie Hernandez (each, a “Seller Point Person”) or such other Person as has been designated by a Seller Point Person in writing, and such Seller Point Person or his/her designee shall participate in such contact and communication.

6.6 Mutual Covenants Regarding Further Action.

(a) Upon the terms and subject to the conditions set forth in this Agreement, except as otherwise provided herein (including Section 6.3), each of the parties will use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable in accordance with the terms of this Agreement, including using commercially reasonable efforts to obtain the Consents of Governmental Authorities and parties to Contracts with Company and Purchaser as are necessary for the consummation of the transactions contemplated herein.

(b) Prior to Closing, each of the parties promptly notified Purchaser or Seller, if and as applicable, in writing of any pending or, to Seller’s Knowledge or the knowledge of Purchaser, respectively, threatened Proceeding by any Governmental Authority or any other Person (i) challenging or seeking damages in connection with the transactions contemplated hereby or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated hereby or otherwise limit in any material respect the right of Purchaser to own or operate all or any portion of the Business or assets of Company.

6.7 Covenant to Hire. Purchaser will retain all of the Employees identified in Schedule 6.7, and, for each Employee listed on Schedule 6.7, will put into effect all increases in compensation, and honor all short and long term disability leave rights, and all accrued and unpaid vacation, severance, disability or other benefit rights and payments listed on Schedule 4.15(a).

6.8 Investigation; No Other Representation or Warranties.

(a) Purchaser acknowledges that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Business, USGP, Company and the Service Entities. Purchaser acknowledges that it has had an opportunity to ask questions of and receive answers from USGP, Company and the Service Entities with respect to any matter it considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

(b) Except for the representations and warranties that are expressly set forth in Article 4 of this Agreement and in any closing certificate delivered by the Seller pursuant to Section 7.6, Purchaser is not relying upon any representation or warranty of Purchaser or of any of its respective Representatives with respect to any information, statements, or documents heretofore or hereafter delivered to or made available to Purchaser or to any of its respective Representatives, including the information in the electronic data room established by the Company for purposes of the transactions contemplated hereby, with respect to USGP, Company, any of the Service Entities or any of their respective Affiliates or the business, operations, or affairs thereof.

6.9 Gateway Covenant of Seller and the Company. If one of the following two conditions: (i) the existing Gateway II Lithotripsy LLC (“Gateway II”) Operating Agreement is extended for five (5) years or (ii) a new Gateway III entity (“Gateway III”) is created and a new Gateway III operating agreement or similar corporate or organizational document is executed upon terms satisfactory to the Company (the “Gateway Conditions”), has not been met or satisfied within twelve (12) months after the Closing Date of this Agreement, the Purchaser shall have the right to assert a claim against and seek a disbursement from the Indemnity Escrow Account in the amount of One Million Eight Hundred Thousand Dollars ($1,800,000) pursuant to Exhibit A-1 of the Escrow Agreement less any monthly credit earned by Seller pursuant to Section 6.9(c) below (the “Gateway Escrow Claim”). For purposes of the Gateway Condition identified in 6.9(ii), terms satisfactory to the Company shall be interpreted to mean that the financial performance expectations and control provisions in Gateway III are substantially similar to the current financial performance and control provisions enjoyed by the Company in Gateway II. If Purchaser or Company is offered, but chooses not to enter into, a Gateway III agreement on terms satisfactory to Company, Purchaser waives its right to the Gateway Escrow Claim.

(a) If Gateway III is created as contemplated above, but either or both (i) the percentage ownership of the Company in Gateway III is not equal to or greater than the percentage ownership of each physician participant in Gateway III or (ii) the aggregate management, payroll and accounting fees estimated to be paid annually (based upon the application of the actually agreed upon fees against the trailing twelve months results of the entities included in Gateway III) to the Company under Gateway III are less than the management, payroll and accounting fees currently paid to the Company in the most recent trailing twelve months under Gateway II and St. Louis Urological Surgeons, Inc. (“SLUS”), then Purchaser will have the right to assert a claim against and seek a disbursement from the Indemnity Escrow Account pursuant to Exhibit A in an amount equal to six times the difference between (x) the Company’s interest in Gateway III estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) (calculated based upon the most recent trailing twelve months results of the entities included in Gateway III, multiplied by the Company’s ownership percentage interest in Gateway III and the actual management, payroll and accounting fees contracted for under the Gateway III management agreement) and (y) the aggregate of the Company’s interest in Gateway II trailing twelve months EBITDA and management, payroll and accounting fees earned in the trailing twelve month period from Gateway II and SLUS. The calculation contemplated by this Section 6.9(a) will be conducted in accordance with Schedule 6.9(a).

(b) If Gateway III is created as contemplated above, but has a term less than five (5) years, Purchaser shall have the right to assert a claim against and seek disbursement from the Indemnity Escrow Account in an amount equal to the Gateway Escrow Claim less (x) the number of months of the extended term multiplied by (y) Thirty Thousand Dollars ($30,000).

(c) For each month that passes from the Closing Date in which Gateway II is fully operational, Seller and Purchaser shall jointly direct the Escrow Agent to release Thirty Thousand Dollars ($30,000) for each such month from the Indemnity Escrow Account to the Seller pursuant to Exhibit B of the Escrow Agreement. Each such monthly credit shall result in a non-reversible reduction in the amount of the Gateway Escrow Claim.

(d) In pursuing the Gateway Conditions, Seller shall be entitled to: (i) reimbursement of all reasonable out-of-pocket expenses incurred by Seller in pursuing the Gateway Conditions in accordance with Purchaser’s customary expense reimbursement policies, (ii) contact all current Gateway II participants to seek consent to extend the term of Gateway II, and (iii) participate in meetings, whether in person or remotely, with any current Gateway II participants and/or prospective Gateway III participants. In pursuing the Gateway Conditions, Seller shall have full authority, subject to Purchaser and Company’s oversight, to pursue and attempt to effectuate an extension of existing Gateway II Operating Agreement and/or to pursue and attempt to form Gateway III.

(e) The Seller, the Company and the Purchaser shall, during such twelve (12) month period after the Closing Date, use their good faith efforts to satisfy the Gateway Conditions. If one of the Gateway Conditions is, however, not satisfied on or before midnight of the last day of the twelfth month after the Closing Date, the Purchaser shall have the unconditional right to seek disbursement from the Indemnity Escrow Account in the amount of the Gateway Escrow Claim. The Seller, its Affiliates, and their successors and/or assigns shall not have any right to contest any claim submitted by the Purchaser to the Escrow Agent pursuant to this Section 6.9. The provisions of Section 7.4 of this Agreement shall not apply or in any way affect or limit the Purchaser’s rights to indemnification and draw against the Indemnity Escrow Fund pursuant to this Section 6.9.

(f) If either one of the Gateway Conditions is met in accordance with this Section 6.9, then the Purchaser and the Seller shall jointly direct the Escrow Agent to release One Million Dollars ($1,000,000) less any monthly credit earned by and paid to Seller pursuant to Section 6.9(c) from the Indemnity Escrow Account to the Seller pursuant to Exhibit B of the Escrow Agreement. Seller shall be deemed to have satisfied the Gateway Condition identified in Section 6.9(i), if Seller has obtained consent to extend the term of Gateway II for an additional five (5) years, whether Purchaser accepts such extension of Gateway II or not. In such an instance, Seller shall be entitled to the release of the full One Million Dollars ($1,000,000) from the Indemnity Escrow Account.

6.10 Ancillary Escrow Account. Section 2.3(a)(i) creates the Ancillary Escrow Account funded with Three Million Dollars ($3,000,000) relating to Seller’s engagement of Jefferies LLC (“Jefferies”) pursuant to a series of engagement letters between Seller and/or its Affiliates and Jefferies. Purchaser and Seller acknowledge that funds from the Ancillary Escrow Account shall only be disbursed in accordance with instructions issued to the Ancillary Escrow Agent pursuant to Exhibit A or A-1 of the Ancillary Escrow Agreement and subject to the following:

(a) In accordance with joint instructions from both Purchaser and Seller to the Ancillary Escrow Agent pursuant to Exhibit A of the Ancillary Escrow Agreement upon Purchaser and Seller’s receipt of a release of all claims by Jefferies, satisfactory to both Purchaser and Seller, or as otherwise agreed upon by Seller and Purchaser; or

(b) In accordance with instructions from Purchaser to the Ancillary Escrow Agent pursuant to Exhibit A-1 of the Ancillary Escrow Agreement upon the terms of an order and/or judgment issued by a court of competent jurisdiction directing the payment by or disposition of the Ancillary Escrow Account by Seller, Company, USGP, Litho GP and/or the Ancillary Escrow Agent to a specified party and/or account, provided that such order and/or judgment is final and non-appealable and there is no ongoing court action involving any of Seller, Company, USGP, Litho GP and/or the Ancillary Escrow Agent not covered by such order and/or judgment. Purchaser shall cooperate with Seller in the defense of any such action.

(c) In the event that Purchaser or any of its Affiliates is a party to any legal action initiated by Jefferies at any time, Seller shall have the right, but not the obligation, to pay for and control the defense of such legal action including the selection of counsel who has experience in such matters and is reasonably acceptable to Purchaser.

(d) The Ancillary Escrow Account shall terminate after a period that is the shorter of (i) two (2) years from the Closing Date, or (ii) the occurrence of one of the events described in Section 6.10(a) or (b) above. Upon termination, Seller and Purchaser shall jointly direct the Ancillary Escrow Agent pursuant to Exhibit A of the Ancillary Escrow Agreement to disburse any remaining funds in the Ancillary Escrow Account to Seller or Seller’s designee(s).

(e) In the event that the Ancillary Escrow Account terminates after two (2) years and no suit has been filed in connection with Seller’s engagement letters with Jefferies, Seller shall fully indemnify, defend and hold the Purchaser Parties harmless from any and all Damages sustained, incurred, or paid by Purchaser Parties that relate to, arise from or result from Seller’s engagement letters with Jefferies.

7.	INDEMNIFICATION.

7.1 Indemnification of Purchaser Parties. Subject to the other provisions of this Article 7, from and after the Closing, Seller shall indemnify and hold harmless Purchaser, USGP and Company and each of their respective Affiliates, directors, officers, managers, trustees and Representatives (collectively, the “Purchaser Parties”), from and against and in respect of any and all Damages sustained, incurred or paid by a Purchaser Party that arise or result from:

(a) the inaccuracy in or breach of any representation or warranty made by Seller in Article 4 of this Agreement or in any certificate delivered or caused to be delivered at the Closing by Seller pursuant hereto;

(b) the breach by USGP, Company or Seller of any covenant or agreement (as to Company and USGP, solely with respect to any covenant or agreement of Company or USGP required to be performed by Company or USGP at or prior to the Closing) contained in this Agreement (including any post-Closing obligations) or in any certificate delivered or caused to be delivered at the Closing by USGP, Company or Seller pursuant hereto;

(c) any Transaction Costs or Indebtedness of USGP, Company or Litho GP not paid at or prior to the Closing and not included in the determination of the Seller Closing Payment;

(d) any current or former employee of USGP, Company or the Service Entities or any predecessor thereof (including all retirees), including but not limited to all payment obligations of USGP, Company or the Service Entities under any COBRA obligations, separation, severance, termination or other similar agreement, arrangement or policy with a current or former employee, which arose or otherwise accrued as a result of or prior to Closing, owed to any current or former employee based upon pre-Closing obligations and/or actions of USGP, Company, or the Service Entities;

(e) any Indemnified Taxes; and

(f) failure to satisfy or meet either one of the Gateway Conditions in accordance with Section 6.9 of this Agreement.

Notwithstanding anything to the contrary in this Section or this Agreement, Seller will not be obligated to indemnity and/or hold harmless Purchaser against any demand, claim, proceeding, or other dispute brought or initiated by Jefferies LLC or any of its corporate affiliates with respect to the Jefferies LLC agreement disclosed on Schedule 4.4(b)(ii) of this Agreement, or any claims thereunder.

7.2 Indemnification of Seller Parties. Subject to the other provisions of this Article 7, from and after the Closing, Purchaser shall indemnify and hold harmless Seller and its Affiliates, directors, officers, managers and Representatives (the “Seller Parties”) from and against and in respect of any and all Damages sustained, incurred or paid by a Seller Party that arise or result from:

(a) any inaccuracy in or breach by Purchaser of any representation or warranty made by Purchaser in this Agreement or in any certificate delivered or caused to be delivered at the Closing by Purchaser pursuant hereto;

(b) the breach of any covenant or agreement (i) made by Purchaser in this Agreement or in any certificate delivered or caused to be delivered at the Closing by Purchaser pursuant hereto, or (ii) made by USGP or Company in this Agreement required by this Agreement to be performed by USGP or Company after the Closing;

(c) Purchaser’s 50% share of all Transfer Taxes (as set forth in Section 8.2(j)); and

(d) any employee of USGP, Company or the Service Entities arising post-Closing with respect to Purchaser’s employment of such employee post-Closing and/or any post-Closing obligations of Purchaser to Seller expressly arising under this Agreement.

7.3 Survival.

(a) Except as set forth in Section 7.3(b) or (c), (i) the representations and warranties contained in this Agreement and the certificates delivered at Closing pursuant to this Agreement, and (ii) the covenants and agreements contained in this Agreement to be performed prior to the Closing, or pursuant to Sections 6.9 or 7.1(f) of the Securities Purchase Agreement, shall survive until 5:00 p.m., Central time, on the one-year anniversary of the Closing Date, at which time such representations and warranties, covenants and agreements and any cause of action or indemnification claim based thereon will terminate and be of no further force or effect, the Indemnity Escrow Funds, if any remaining, will be released to Seller, and the Indemnity Escrow Agreement shall terminate. All other covenants and agreements contained in this Agreement and the certificates delivered at Closing pursuant to this Agreement shall survive the Closing until fully performed or observed in accordance with their terms.

(b) The Statute of Limitations Representations shall survive until the expiration of the applicable statute of limitations (after giving effect to any extension, waiver, tolling or mitigation thereof) plus sixty (60) days, at which time such representations and warranties and any cause of action and indemnification based thereon shall terminate and be of no further force and effect. The Fundamental Representations shall survive until the fourth (4th) anniversary of the Closing Date, at which time such representations and warranties and any cause of action and indemnification based thereon shall terminate and be of no further force and effect.

(c) The Health Care Representations shall survive until the fourth (4th) anniversary of the Closing Date, at which time such representations and warranties and any cause of action and indemnification based thereon shall terminate and be of no further force and effect.

(d) Notwithstanding anything to the contrary in this Agreement, if an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation, warranty, covenant or agreement, either a Claim Notice based upon a breach of such representation, warranty, covenant or agreement, or a notice that, as a result of a Proceeding instituted by or a claim made by a third party, the Indemnified Party reasonably expects to incur indemnified Damages, then the applicable representation, warranty covenant or agreement shall survive until, but only for purposes of, the resolution in accordance herewith of the matter covered by such Claim Notice.

7.4 Certain Limitations on Indemnification Obligations.

(a) The Purchaser Parties will not be entitled to receive any indemnification payments under Section 7.1(a) until the aggregate amount of Damages incurred by the Purchaser Parties for all claims under Section 7.1(a) in the aggregate exceeds five hundred thousand dollars ($500,000) (the “Deductible Amount”), and then Seller will be liable under Section 7.1(a) only for the amount of such Damages that exceed the Deductible Amount; provided, however, that this sentence shall not apply to indemnification claims under Section 7.1(a) with respect to inaccuracy or breach of the Fundamental Representations or the Statute of Limitations Representations. Purchaser will not be entitled to indemnification for any claim relating to any single matter or series of related or similar matters indemnifiable under Section 7.1(a) unless such claim or series of related claims results in aggregate Damages to the Purchaser Parties exceeding fifty thousand dollars ($50,000).

(b) Seller’s aggregate liability under Section 7.1(a) (other than with respect to the Fundamental Representations, the Statute of Limitation Representations, and the Health Care Representations) shall be limited to an aggregate amount equal to the Indemnity Escrow Funds.

(c) Seller’s aggregate liability under Section 7.1(a), with respect to the Fundamental Representations and the Statute of Limitation Representations shall be limited to the Purchase Price.

(d) Seller’s aggregate liability under Section 7.1(a), with respect to the Health Care Representations shall be limited to Six Million Dollars ($6,000,000.00).

(e) Any payment Seller is obligated to make with respect to any claim for indemnification under Section 7.1(a) (other than in respect of the Fundamental Representations, Health Care Representations, and the Statute of Limitation Representations), shall be satisfied solely from the Indemnity Escrow Funds and not by direct recourse to Seller. Any payment Seller is obligated to make with respect to any other claim for indemnification shall be satisfied first from the Indemnity Escrow Funds until the Indemnity Escrow Funds are exhausted, and then by direct recourse to Seller. The Indemnity Escrow Funds shall be available as Purchaser’s sole source of recovery to satisfy Seller’s indemnification obligations under Section 7.1(a) in respect of the Seller’s representations and warranties other than the Fundamental Representations, the Statute of Limitation Representations and the Health Care Representations. In no event will Seller’s indemnification obligations under Section 7.1(a) for the Fundamental Representations, the Statute of Limitation Representations and the Health Care Representations be limited or otherwise restricted by the exhaustion or termination of the Indemnity Escrow Funds.

(f) The representations, warranties, covenants and agreements of USGP, Company or Seller shall not be affected or deemed waived by reason of any investigation made by or on behalf of Purchaser or by reason of any facts or circumstances that Purchaser or any of Purchaser’s Representatives knew or should have known as of Closing.

(g) For purposes of (i) determining whether any representation or warranty has been breached or contains any inaccuracy or whether any covenant has been breached and (ii) calculating the amount of any Damages hereunder, any references to “material”, “materiality” or “Company Material Adverse Effect” in the representations, warranties and covenants shall be disregarded; provided, however, that all references to “material”, “materiality” or “Company Material Adverse Effect” shall not be disregarded for purposes of Sections 4.5, 4.7 and 4.24. In all cases, the defined terms “Material Contracts,” “Material Customers,” and “Material Vendors” shall be given full effect and the term “material” in such defined terms shall not be disregarded.

7.5 Procedures for Indemnification. The procedures for indemnification will be as follows:

(a) A Purchaser Party or Seller Party entitled to indemnification pursuant to this Article 7 (the “Indemnified Party”) will promptly give written notice (a “Claim Notice”) to the party or parties obligated to provide indemnification pursuant to this Article 10 (the “Indemnifying Party”) of any claim whether between the parties or brought by a third party against the Indemnified Party, specifying (i) the factual basis for such claim, (ii) the aggregate amount, if then known, of any Damages (which may be estimated or described) incurred or reasonably expected to be incurred by the Indemnified Party with respect to such claim and, to the extent such information is available to the Indemnified Party, the individual items of Damages (which may be estimated or described) that are included in the aggregate amount and (iii) a statement that the Indemnified Party is entitled to indemnification from the Indemnifying Party under this Article 7 with respect to such Damages and specifying the indemnification provisions contained in this Article 7 upon which such claim is being made. Notwithstanding the foregoing, an indemnity claim that is based on a claim from a Person that is not a Party or an Affiliate of a Party (a “Third Party Claim”) need only include a description (and a copy of all pleadings and correspondence to or from any third party related thereto, if available) of the Third Party Claim together with a statement that the Indemnified Party is entitled to indemnification with respect to such Third Party Claim and any other information that the Indemnified Party deems appropriate. If a claim relates to a Proceeding filed by a third party against the Indemnified Party, such Claim Notice will be given by the Indemnified Party to the Indemnifying Party promptly but in any event within twenty (20) days after receipt by the Indemnified Party of written notice of such Proceeding; provided, however, that any failure on the part of the Indemnified Party to notify the Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this Agreement except to the extent that such failure actually prejudices the defense of such Third Party Claim or otherwise causes any Damages.

(b) Following receipt of a Claim Notice from the Indemnified Party, unless the Indemnified Party and Indemnifying Party agree in writing to another process at that time, the Indemnifying Party will have twenty (20) business days in which to make such investigation of the claim as the Indemnifying Party will deem necessary or desirable and to object to such claim (other than a Third Party Claim). For the purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party and/or its authorized Representative(s) the information relied upon by the Indemnified Party to substantiate the claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such twenty (20) business day period (or any agreed upon extension thereof) to the validity and amount of such claim, or if the Indemnifying Party does not timely respond to such notice, the Indemnifying Party will promptly pay to the Indemnified Party an amount sufficient to fully indemnify the Indemnified Party from and against such Losses in accordance with this Article 7; provided that subject to Section 7.4(a), the satisfaction of any claim payable to the Purchaser Parties will be provided first from the Indemnity Escrow Funds in accordance with the Indemnity Escrow Agreement until such amount is exhausted, in which case, Purchaser shall also deliver a copy of the written indemnity claim to the Escrow Agent.

(c) In the event that the Indemnified Party and the Indemnifying Party are unable to agree on whether Damages exist or on the amount of such Damages within the twenty (20) business day period after delivery of a Claim Notice, either the Indemnified Party or the Indemnifying Party may (but are not required to do so) petition or file a Proceeding in a court of competent jurisdiction for resolution of such dispute.

(d) Except as provided in Sections 8.2(e), (f), (g) and (h), with respect to a Third Party Claim with respect to which the Indemnifying Party is, or could be determined to be, obligated to indemnify and hold harmless the Indemnified Party pursuant to this Agreement, the Indemnifying Party will have the right at its own expense to participate in or, if it so elects, to assume control of the defense of such claim with counsel reasonably satisfactory to the Indemnified Party, at the Indemnifying Party’s sole expense. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense (the “Non-Controlling Party”) will have the right to participate in the defense of such Third Party Claim at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party in good faith reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered “Damages” for purposes of this Agreement if the Indemnified Party is, or is determined to be, entitled to indemnification pursuant to this Agreement. The party controlling such defense (the “Controlling Party”) shall keep the Non-Controlling Party reasonably advised of the status of such Proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish to the Controlling Party such documents and materials in its possession or control that may be necessary to the defense, negotiation, or settlement of such Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Proceeding. The Controlling Party will not, without the prior written consent of the Non-Controlling Party (such consent not to be unreasonably withheld, conditioned, or delayed), settle, compromise or offer to settle or compromise any such Proceeding, unless such settlement, compromise or offer to settle or compromise any such Proceeding (1) does not entail any admission of liability, criminal offense, or a violation of any applicable Law on the part of any Indemnified Party, (2) includes an unconditional full and complete written release of each Purchaser Party or Seller Party, as applicable from all Damages with respect to such Third Party Claim, (3) involves solely monetary damages for which the Controlling Party is responsible and (4) would not result in the imposition of an Order which would restrict the future activity or conduct of the Non-Controlling Party or any subsidiary or Affiliate thereof. Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any Proceeding (and the cost of such defense and any Damages with respect to such Proceeding shall constitute an amount for which the Indemnified Party is entitled to indemnification hereunder) (i) if the claim for indemnification is with respect to a criminal proceeding, action, indictment, allegation or investigation, (ii) the claim seeks an injunction or other equitable relief against the Indemnified Party, Purchaser, USGP or Company, (iii) if the interests of the Indemnifying Party and the Indemnified Party with respect to such claim are in conflict with one another and, as a result, the Indemnifying Party could not adequately represent the interests of the Indemnified Party in such claim, (iv) the claim involves a dispute with a Governmental Authority as the adverse party and alleged Damages with respect to such claim exceed an aggregate amount equal to five hundred thousand dollars ($500,000), (v) if the Indemnifying Party fails to give written notice that it shall assume the defense of such Third Party Claim within thirty (30) days after receiving the Indemnified Party’s written indemnification claim notice pursuant to Section 7.5(a) or (vi) if the Indemnifying Party fails to diligently conduct the defense or settlement of such matter. The parties will cooperate, and cause their respective Representatives and Affiliates to cooperate, in all reasonable respects with each other in connection with the defense, negotiation or settlement of any Proceeding referred to in this Section 7.5(d).

(e) If an indemnification claim under this Article 7, whether between the parties hereto or by a third party, requires immediate action, the parties will make reasonable efforts to reach a decision with respect thereto as expeditiously as possible.

(f) For the purpose of the procedures set forth in this Section 7.5, any indemnification claims by any Purchaser Party will be made by and through Purchaser and any indemnification claims by any Seller Party will be made by and through Seller.

(g) With respect to a Third Party Claim under this Section 7.5, after (i) any final decision, judgment, or award shall have been rendered by a Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, (ii) a settlement shall have been consummated, or (iii) the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement: (A) if the Indemnified Party is a Seller Party, the Seller Party shall forward to Purchaser notice of any sums due and owing by it in accordance with this Agreement with respect to such matter and Purchaser shall pay all of such remaining sums so due and owing to the Seller Party in accordance with this Article 7 and (B) if the Indemnified Party is a Purchaser Party, the Purchaser Party shall forward to Seller notice of any sums due and owing by it in accordance with this Agreement with respect to such matter and Purchaser and Seller shall jointly instruct the Escrow Agent to pay such remaining sums so due and owing (to the extent that funds remain in Indemnity Escrow Account) to the Purchaser Party in accordance with this Article 7 and the Indemnity Escrow Agreement, and subject to the limitations set forth in this Article 7, including Section 7.4(c), to the extent the amount remaining in the Indemnity Escrow Account is insufficient to pay any remaining sums due, Seller shall pay all of such remaining sums so due and owing to the Purchaser Party in accordance with this Article 7.

(h) To the extent there is any inconsistency between this Section 7.5 and Section 8.2 as to any Tax matter, the provisions of Section 8.2 shall control.

7.6 Tax Treatment. Unless otherwise required by applicable Law, all indemnification payments will constitute adjustments to the Final Purchase Price for all Tax purposes, and no party will take any position inconsistent with such characterization.

7.7 No Double Recovery; Use of Insurance; Subrogation; Mitigation.

(a) Notwithstanding anything herein to the contrary, any amounts payable pursuant to this Article 7 shall be paid without duplication (e.g. if one Purchaser Party is reimbursed for any Damages, another Purchaser Party may not be reimbursed for the same Damages), and no Person will be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such Person or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement or any document executed in connection with this Agreement. Without limiting the generality of the foregoing, Seller shall not have any liability pursuant to this Article 7 in respect of any item or any Damages that have been reflected as a deduction in determining the Final Purchase Price hereunder or shall have been reimbursed from insurance.

(b) In the event any Damages related to a claim by the Indemnified Party are covered by applicable insurance policies of such Indemnified Party (or Affiliate thereof) or from any other Person alleged to be responsible therefor, the Indemnified Party agrees to use commercially reasonable efforts to seek recovery under such insurance, which shall in no event include the commencement of litigation. If the Indemnified Party receives any amounts under such applicable insurance policies, or from any other Person alleged to be responsible for any Damages subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse, or cause its Affiliates to reimburse, the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses actually incurred by such Indemnified Party in collecting such amount and any out of pocket increase in insurance premiums with respect to the insurance policies under which recovery is made if and solely to the extent that such premium increase is directly attributable to such insurance claim.

(c) Each party entitled to indemnification under this Article 7 shall take commercially reasonable steps to mitigate Damages after becoming aware of an event that would reasonably be expected to give rise to any Damages that are indemnifiable or recoverable under this Article 7.

7.8 Exclusive Remedy. Except as provided in Section 8.2 or in the other Transaction Documents, the foregoing indemnification provisions in this Section 7 will be the sole and exclusive remedy from and after the Closing of the Purchaser Parties against Seller and the Seller Parties against Purchaser for any claim for money damages (whether such claim is framed in tort, contract, or otherwise, but other than claims arising from fraud or on the part of a party in connection with the transactions contemplated by this Agreement) arising out of a breach of any representation, warranty, covenant, or other agreement herein or otherwise arising out of or in connection with the transactions contemplated hereby or the operations of USGP, Company, any Service Entity or the Business. In furtherance of the foregoing, except in connection with fraud on the part of a party in connection with the transactions contemplated by this Agreement, each party hereby waives, to the fullest extent permitted under applicable Law, from and after the Closing, any and all rights, claims, and causes of action for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the transactions contemplated hereby it may have against the other parties and their Affiliates and each of their respective Representatives arising under or based upon any applicable Law or in equity, except pursuant to the provisions set forth in this Article 7 or otherwise in the Transaction Documents. Nothing in this Section 7.8 shall limit any Person’s right to seek and obtain any equitable relief to which any Person may be entitled or to enforce its rights under any Transaction Document.

7.9 No Waiver Relating to Claims for “Intentional Fraud”. Notwithstanding any provision of this Agreement to the contrary, the liability for any party under this Article 7 will be in addition to, and not exclusive of, any other liability that such party may have at law or equity based on such party’s “Intentional Fraud” in connection with the transactions contemplated by this Agreement. In order to establish “Intentional Fraud,” the party seeking relief must establish all of the following elements under Delaware law: “(1) a false representation of material fact; (2) made by a person with knowledge that the representation is false, or with reckless indifference to the truth; (3) an intention to induce the person to whom it made to act or refrain from acting in reliance upon it; (4) causing that person, in justifiable reliance upon the false statement, to take or refrain from taking action; and (5) causing such person to suffer damage by reason of such reliance.” No provision set forth in this Agreement, including any other provision of this Article 7, will be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or equity based on any other party’s Intentional Fraud in connection with the transactions contemplated by this Agreement, nor will any such provisions limit, or be deemed to limit, (a) the amounts of recovery sought or awarded in any such claim for Intentional Fraud, (b) the time period during which a claim for Intentional Fraud may be brought, or (c) the recourse that any such party may seek against another party with respect to a claim for Intentional Fraud in connection with the transactions contemplated by this Agreement; provided, however, that with respect to such rights and remedies at law or equity, the parties further acknowledge and agree that none of the provisions of this Section 7.9 will be deemed a waiver of any defenses that may be available in respect of actions or claims for fraud, including defenses of statutes of limitations or limitations of damages.

8.	POST-CLOSING MATTERS.

Following the Closing Date, the parties agree as follows:

8.1 Books and Records. Purchaser shall (and shall cause USGP, Company and the Service Entities after Closing to) hold all the books and records of USGP, Company and the Service Entities thereof existing on the Closing Date and not destroy or dispose of any such books or records for a period of seven (7) years from the Closing. Each party hereto agrees that for a period of seven (7) years after the Closing, such party will reasonably cooperate with and make available (or cause to be made available) to any other party hereto, during normal business hours and upon reasonable notice, all books and records, information, files, documents, and records (written and computer) remaining in existence that are not otherwise protected by legal privilege relating to USGP, Company and the Service Entities after Closing to or any of their businesses or operations for any and all periods prior to or including the Closing Date that it or they may require with respect to any reasonable business purpose or in connection with any claim, dispute, action, cause of action, investigation, or other Proceeding of any kind by or against any Person, and shall (and shall cause its Affiliates after Closing to) cooperate fully with the other party in connection with the foregoing, at the sole cost and expense of such party, including by making tax, accounting, and financial personnel and other appropriate employees and officers available to the other party and its Representatives with regard to any reasonable business purpose. All information received pursuant to this Section 8.1 will be kept confidential pursuant to and in accordance with Section 8.3 by the party receiving it. In the event of any Proceeding or threatened Proceeding between the parties relating to this Agreement or the transactions contemplated hereby, the covenants contained in this Section 8.1 shall not be considered a waiver by any party of any right to assert the attorney-client privilege. Notwithstanding the foregoing, Purchaser (and USGP, Company and the Service Entities after the Closing) shall be required to retain Tax Returns and supporting records, documents and other materials directly related to such Tax Returns only for the period that the relevant statute of limitations remains open.

8.2 Tax Matters.

(a) Seller shall timely pay all Indemnified Taxes and promptly obtain, as appropriate, discharge of any Permitted Liens based upon or associated with all Indemnified Taxes.

(b) For purposes of determining the Taxes that relate to the period ending on or before the Closing Date (or the portions of any Straddle Period ending on the Closing Date) the parties agree as follows:

(i) Taxes in the form of interest, penalties, additions to Tax or other additional amounts that relate to Taxes for any period ending on the Closing Date (or portion of any Straddle Period ending on the Closing Date) shall be treated as occurring in a period ending on the Closing Date (or the portion of the Straddle Period ending on the Closing Date) whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date;

(ii) In the case of Taxes (other than Transfer Taxes) that are payable with respect to any Straddle Period, the portion of any such Tax that is attributable to the portion of the Straddle Period ending on the Closing Date shall be: (A) in the case of income Taxes or any other Taxes resulting from, or imposed on, sales, receipts, uses, transfers or assignments of property or other assets, payments or accruals to another Person (including, without limitation, wages), or any other similar transaction or transactions, the amount that would be payable for the portion of the Straddle Period ending on the Closing Date if Company, USGP, or any Service Entity, as applicable, filed a separate Tax Return with respect to such Taxes solely for the portion of the Straddle Period ending on the Closing Date; and (B) in the case of all other Taxes, an amount equal to the amount of Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (A), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.

(c) Seller, at Seller’s sole cost and expense, shall prepare and file, or cause to be prepared and file, all federal, state, local and foreign Tax Returns for USGP, Company and each Service Entity due on or prior to the Closing Date (the “Pre-Closing Returns”). All Pre-Closing Returns shall be (i) prepared in accordance with existing procedures and practices with respect to the treatment of specific items on the returns, unless otherwise required by applicable Laws, and (ii) submitted to Purchaser, for Purchaser’s review and comment. Seller shall consider in good faith any reasonable comments requested by Purchaser.

(d) To the extent permitted under applicable Law, the relevant party shall close the period for the applicable period that includes the Closing Date as of the end of the Closing Date such that Company or USGP, as applicable, files Tax Returns for a period that ends on the Closing Date.

(e) Purchaser shall notify Seller in writing within thirty (30) days following receipt by Purchaser of any notice of audit, examination or other proceeding (a “Tax Proceeding”) with respect to any Tax Return of Company, USGP or any of the Service Entities for any taxable period, or portion of any Straddle Period, ending on or prior to the Closing Date. No failure or delay of Purchaser, USGP, Company or any of the Service Entities in the performance of the foregoing shall reduce or otherwise affect the obligations or Liabilities of the Seller pursuant to this Agreement, except to the extent that such failure or delay prejudices the Seller.

(f) Seller shall control any Tax Proceeding to the extent relating to income or franchise Taxes or income or franchise Tax Returns (including Taxes imposed in lieu of income Taxes, however denominated, and Tax Returns corresponding thereto) with respect to USGP, Company or any of the Service Entities for any taxable period ending on or prior to the Closing Date, provided that Seller shall not settle or otherwise resolve any such Tax Proceeding without the prior consent of the Purchaser (which will not be unreasonably withheld, conditioned or delayed).

(g) Purchaser shall control any other Tax Proceeding (i.e., Tax Proceedings other than those which Seller controls pursuant to Section 8.2(f) above) with respect to USGP, Company or any of the Service Entities, provided that (i) Seller, at its sole cost and expense, shall have the right to participate in any such Tax Proceeding solely to the extent it relates to a Tax Return of Company, USGP, or any of Service Entity for any Straddle Period or any period ending on or before the Closing Date and (ii) none of Purchaser, USGP, Company or any Service Entity shall settle or otherwise resolve any such Tax Proceeding relating to any Straddle Period or any period ending on or before the Closing Date, without the prior consent of Seller (which will not be unreasonably withheld, conditioned or delayed).

(h) Purchaser, Company and Seller shall provide each other with such assistance as may reasonably be requested by the others in connection with the preparation of any Tax Return, any Tax Proceeding, any other audit or other examination by any Governmental Authority in respect of Taxes, or any other judicial or administrative Proceedings relating to Taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting materials. Purchaser, Company and Seller agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary or appropriate to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement). The party requesting assistance hereunder shall reimburse the assisting party for reasonable out-of-pocket expenses incurred in providing assistance pursuant to this Section 8.2(h). Purchaser, Company and Seller will retain for the full period of any statute or period of limitations (plus 60 days thereafter) and provide the others with any records or information which may be relevant to such preparation, audit, examination, Proceeding or determination. To the extent necessary or appropriate, the cooperation of the Purchaser and Company shall extend to USGP and the Service Entities and the Purchaser and Company shall cause USGP and the Service Entities to take any such actions required hereunder.

(i) If there is an adjustment to any Tax Return for USGP, Company, or any of the Service Entities which creates a deficiency (and related Damages) in any Taxes which is an Indemnified Tax, the amount of such deficiency (and related Damages) shall be paid first from the Indemnity Escrow Funds and, to the extent the Indemnity Escrow Funds are no longer available or are insufficient to satisfy such deficiency (and related Damages), second by Seller.

(j) All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be paid 50% by Seller and 50% by the Purchaser when due, and the applicable party required by Law will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, each other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(k) Purchaser, Company, USGP and Seller agree that for U.S. federal income Tax purposes the transactions contemplated hereby shall be treated as a sale of the Purchased Securities by Seller and an acquisition of the assets of Company and USGP by Purchaser for the Final Purchase Price plus the amount of Liabilities of Company. In accordance with the foregoing, within sixty (60) days of the determination of the Final Purchase Price, Purchaser shall provide to Seller a schedule allocating the Final Purchase Price (and Liabilities and other relevant items) among the assets of Company and the covenant not to compete set forth in Section 8.4 (the “Draft Purchase Price Allocation Schedule”) for Seller’s review, comment and consent (such consent not to be unreasonably withheld, conditioned or delayed). Upon agreement between Seller and Purchaser (including any adjustments to the Draft Purchase Price Allocation Schedule agreed to by such parties), such schedule shall be the “Agreed Purchase Price Allocation Schedule”. In the event that Seller and Purchaser cannot agree on an Agreed Purchase Price Allocation Schedule, (i) the items in disagreement shall be submitted to the Independent Accounting Firm for resolution and (ii) in the absence of fraud or manifest error, such resolution by the Independent Accounting Firm will be conclusive and binding upon Purchaser and Seller. Each of the Draft Purchase Price Allocation Schedule and Agreed Purchase Price Allocation Schedule shall be prepared in accordance with the applicable provisions of the Code (and any similar provisions of state, local, or foreign Law, as appropriate). Purchaser and Seller agree for all Tax reporting purposes to report the transactions in accordance with the Agreed Purchase Price Allocation Schedule and to not take any position during the course of any audit or other Proceeding relating to Taxes inconsistent with such schedule unless required by a determination of the applicable Governmental Authority that is final. Purchaser and Seller shall make appropriate adjustments to the Agreed Purchase Price Allocation Schedule to reflect changes in the Final Purchase Price.

(l) Purchaser shall promptly pay, or cause Company, USGP or the applicable Service Entity to promptly pay to Seller any Tax refunds and Tax credits actually received or realized by Purchaser, Company, USGP, or any of the Service Entities (or any Affiliate thereof) related to the operations, activities or assets of Company, USGP, or any of the Service Entities for any periods ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date, net of Taxes and any reasonable, out-of-pocket expenses incurred to obtain such Tax refunds, Tax credits or Tax benefits. Purchaser shall cause each of Company, USGP and the Service Entities to use commercially reasonable efforts to obtain any such Tax refunds or Tax credits. Nothing in this Section 8.2(l) shall require that Purchaser make any payment with respect to any Tax refund or Tax credit (and such refunds or credits shall be for the benefit of the Purchaser, Company, USGP, and the applicable Service Entities) that is with respect to (A) any Tax refund or Tax credit that is the result of the carrying back of any net operating loss or other Tax attribute or Tax credit incurred in a taxable period beginning after the Closing Date (or portion of any Straddle Period beginning after the Closing Date); (B) any Tax refund or Tax credit resulting from the payments of Taxes made on or after Closing Date to the extent the Seller has not indemnified Purchaser, USGP or Company for such Taxes; (C) any Tax refund or Tax credit that is reflected as a current asset (or offset to a current liability) on the Actual Working Capital, as finally determined; or (D) any Tax refund or Tax credit that gives rise to a payment obligation by USGP, Company, or any Service Entities to any Person under applicable law or pursuant to a provision of a contract or other agreement entered (or assumed) by USGP, Company, or any Service Entities on or prior to the Closing Date.

(m) Unless otherwise required by applicable Laws, neither Purchaser, Company, USGP, nor any of the Service Entities (or any Affiliate thereof) shall amend, or cause to be amended, any Tax Returns that relate to any periods ending on or prior to the Closing Date or any Straddle Period, in each case without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

(n) Notwithstanding anything to the contrary contained in this Agreement, Purchaser (and not Seller) shall be obligated to pay, and shall timely pay, all Taxes accrued and included as liabilities in the final determination of Actual Working Capital.

8.3 Post-Closing Confidentiality. For a period of five (5) years following the Closing Date, each party will treat and hold, and will use commercially reasonable efforts to cause its Affiliates and its and their respective Representatives to treat and hold, in strict confidence from any Person (other than any such Affiliates or Representative) all documents and information concerning the other party or any of its Affiliates (including any Confidential Information) and shall refrain from using any of such documents and information unless (i) such documents or information can be shown to have been (A) in the public domain through no fault of such receiving party or (B) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential. In the event that a party is requested or required pursuant to written or oral question or request for information or documents in any Proceeding or similar process to disclose any such documents or information, such party will notify the other party promptly of the request or requirement so that the other party may seek an appropriate protective order or waive compliance with the provisions of this Section 8.3. If, in the absence of a protective order or the receipt of a waiver hereunder, a party is, on the advice of counsel, compelled to disclose any such documents or information to any tribunal or else stand liable for contempt, then such party may disclose such documents or information to the tribunal; provided, however, that it shall use commercially reasonable efforts to obtain, at the request and expense of the other party, an order or other assurance that confidential treatment will be accorded to such portion of such documents or information required to be disclosed as Purchaser shall designate. Notwithstanding anything to the contrary in this Section, Seller, or its Affiliates, including Parent, may make public all information necessary to disclose this transaction, under the advice and guidance of counsel, to comply with all applicable laws and regulations, and may provide this Agreement for review to any third party financial advisor, consultant, tax advisor, potential acquirer, investor or financing source so long as the third party recipient has executed a confidentiality agreement, pursuant to a form of confidentiality agreement reasonably acceptable to Purchaser provided that Seller will notify Purchaser if any material modifications are made to such form when executed, in connection with its review which prohibits the use of the information for competitive purposes or in any manner inconsistent with the terms of this Agreement.

8.4 Restrictive Covenants.

(a) Non-Competition. Seller hereby acknowledges that it is familiar with the trade secrets of Company and other Confidential Information. Seller acknowledges and agrees that Purchaser and its Affiliates would be irreparably damaged if Seller were to provide services or to otherwise participate in the business of any Person competing with the Business and that any such competition by Seller would result in a significant loss of goodwill by Purchaser in respect of the business of Company. Seller further acknowledges and agrees that the covenants and agreements set forth in this Section 8.4 were a material inducement to Purchaser to enter into this Agreement and to perform its obligations hereunder, and that Purchaser and its Affiliates would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if Seller breached the provisions of this Section 8.4. Therefore, in further consideration of the Final Purchase Price and the mutual covenants provided for herein, for the period beginning on the Closing Date and ending on the five (5) year anniversary of the Closing Date, Seller shall not, and shall cause its Affiliates and each of Seller’s and its Affiliates’ employees (each of Seller, its controlled Affiliates and their respective employees, a “Seller Restricted Party”) not to, directly, either for itself or for any other Person, engage in, participate in, or permit such Person’s name to be used by any enterprise engaging in, any business competitive with the Business anywhere in the Territory; provided, however, that expressly excluded from the definition of “Seller Restricted Party” are any Person and its affiliates, other than Seller and its controlled Affiliates, who or which, directly or indirectly, acquires an equity or debt interest in USMD Holdings, Inc. or its corporate affiliates following the Closing. For purposes of this Agreement, the term “participate” includes any interest in any enterprise, whether as a shareholder, member, partner, joint venturer, franchisor, franchisee, executive, consultant or otherwise or rendering any service or assistance to any Person. In addition, Seller shall, and shall cause its Affiliates to, at Seller’s expense, enforce any and all rights that Seller or its Affiliates have against their current employees, officers, and directors with respect to non-competition restrictions pertaining to the Business. This covenant is reasonably designed to protect Purchaser’s substantial investment and is reasonable with respect to its duration, geographical area and scope. Notwithstanding the foregoing, nothing in this Agreement shall prohibit or in any way restrict the Seller Restricted Parties from: (i) engaging in the Business to the extent necessary to perform its duties under this Agreement or the Transition Services Agreement; (ii) making or maintaining passive investments of less than five percent (5%) of the outstanding equity securities in any entity engaged in a Competitive Business listed for trading on any recognized securities exchange or regularly traded in the over-the-counter markets; (iii) completing any transaction regardless of form, by merger, sale, asset or equity sale or Purchase from any Person or entity engaged in activities similar to the Business provided that such Person does not, directly or indirectly, cause Seller or its Affiliates to use any information, knowledge, know-how, relationships or Confidential Information regarding or relating to the Business to breach the provisions of this Section 8.4 by re-entering the Business or servicing activities similar to the Business within the Territory after the Closing for the duration of the time period set forth in this Section 8.4; or (iv) being acquired by any Person engaged in activities similar to the Business provided that such Person (a) does not use Seller’s information, knowledge, know-how, relationships or Confidential Information regarding or relating to the Business to engage in such activities in the Territory and (b) does not attempt to reconstitute, reorganize or create anew the Business, or utilize the Seller’s information, knowledge, know-how, relationships or Confidential Information regarding or relating to the Business to the detriment of the Purchaser. Notwithstanding the foregoing to the contrary, Seller may retain its ownership interest in Metro I; provided that the provisions of this Section 8.4(a) shall be fully enforceable against Seller without exception other than as stated above when or if Seller sells, conveys or otherwise disposes of its interests in Metro I.

(b) Non-Solicitation/No Hire of Employees. Seller agrees that for the period beginning on the Closing Date and ending on two (2) year anniversary of the Closing Date, Seller shall not (and Seller shall cause its Affiliates not to) directly, or indirectly through another Person, (i) induce or attempt to induce any Employee to leave his or her employment, or in any way interfere in any material respect with the relationship between USGP, Company, or any of the Service Entities and any such Employee, (ii) hire any Employee, or (iii) induce or attempt to induce any customer, vendor, licensee, licensor or other business relation of USGP, Company, or any of the Service Entities that was a customer, vendor, licensee, licensor or other business relation to USGP, Company, or any of the Service Entities at any time within the twelve (12) months prior to the Closing Date to cease doing or decrease their business with USGP, Company, any of the Service Entities, or their Affiliates, or in any way interfere in any material respect with the relationship between any such customer, vendor, licensee, licensor or business relation and USGP, Company, any of the Service Entities, or their Affiliates (including making any disparaging statements or communications about USGP, Company, any of the Service Entities or their Affiliates); provided, however, that (i) general solicitations, including solicitations by search firms, recruiters or other placement specialists, and the hiring of any person that responds to such solicitation, shall not constitute a violation hereof; (ii) the restrictions in this Section 8.4(b)(ii) shall not apply with respect to any Employee (A) who is terminated by Purchaser, USGP, Company or any of the Service Entities without cause or (B) who has not been employed by USGP, Company or any Service Entity for at least six (6) months prior to Seller or its Affiliates soliciting or hiring such individual (and, in any event, the exception set forth in this clause (B) shall not be available until after the one (1) year anniversary of the Closing Date); and (iii) the restrictions in this Section 8.4(b) shall not prohibit Seller or its Affiliates from calling on, soliciting, or servicing any customer, vendor, licensee, licensor or other business relation of USGP, Company, or any of the Service Entities for matters unrelated to the Business.

(c) Non-Disparagement. No party shall make any oral or written statement that disparages or places any other party, the business of such other party or any of its Affiliates in a false or negative light, except in connection with a Proceeding in which such party is under oath or responding to a subpoena or is otherwise required by Law to cooperate with a Governmental Authority.

(d) Use of Name. Except as provided for in the Transition Services Agreement, from and after the Closing, Seller shall cease all use, directly or indirectly, of the names listed on Schedule 8.4(d) and any other names, trademarks, service marks, trade names, domain names and logos used in connection with the Business (other than use of the name “USMD”) and any reproduction, counterfeit, derivative, copy or colorable imitation thereof. Except as provided for in the Transition Services Agreement, from and after the Closing, Purchaser shall cease all use, directly or indirectly, of the name “USMD” and shall, within thirty (30) days after Closing, change the name of the Company to no longer include the word or name “USMD” or any variation thereof.

(e) Modification. If, at the time of enforcement of any of the provisions of this Section 8.4, the final judgment of a court of competent jurisdiction determines that the restrictions stated herein are invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

(f) Extension of Restricted Period. Notwithstanding anything to the contrary contained herein, the restricted periods set forth in Section 8.4(a) or (b), respectively, shall be extended with respect to any breaching party for a period equal to any time period that such breaching party is in violation of Section 8.4(a) or (b), respectively.

(g) Irreparable Harm. If Seller or any of its Affiliates, officers, directors or owners (the “Restricted Persons”) breaches, or threatens to commit a breach of, any of the provisions of this Section 8.4 (the “Restrictive Covenants”), Purchaser shall have the right and remedy (i) to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser, and (ii) to require the Restricted Persons to account for and pay over to Purchaser any profits, monies, accruals, increments or other benefits derived or received by the Restricted Persons as the result of any transactions constituting a breach of the Restrictive Covenants. Each of the rights and remedies set forth herein shall be independent of the others, severally enforceable, and in addition to, and not in lieu of, any other rights and remedies available to Purchaser at law or in equity.

8.5 Releases.

(a) Seller Release.

(i) Subject to Section 8.5(a)(ii), as of the Effective Time, the Seller hereby forever fully and irrevocably releases and discharges Purchaser, USGP, Company, the Service Entities and their respective predecessors, successors, direct or indirect subsidiaries, stockholders, members, partners, managers, directors, officers, employees, agents, and representatives (collectively, the “Purchaser Released Parties”), from any and all Proceedings, Orders or Liabilities of any kind and nature whatsoever in law or equity, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses) arising out of or related to USGP, Company, or the Service Entities or the Seller’s direct or indirect ownership of equity in USGP, Company, or the Service Entities, which the Seller can, shall or may have against the Purchaser Released Parties, whether known or unknown, suspected or unanticipated as well as anticipated and that now exist or may hereinafter accrue based on matters now known as well as unknown (collectively, the “Purchaser Released Claims”), and hereby irrevocably agrees to refrain from asserting any Proceeding of any kind before any Governmental Authority against any Purchaser Released Party based upon any Purchaser Released Claim. Notwithstanding the preceding sentence of this Section 8.5(a)(i), “Purchaser Released Claims” does not include, and the provisions of this Section 8.5(a)(i) shall not release or otherwise diminish, (a) the obligations of Purchaser, USGP, or Company expressly set forth in any provisions of this Agreement or the other Transaction Documents, (b) the obligations of USGP and Company to indemnify, defend and hold harmless its managers, officers, partners and employees under their respective organizational and/or governing documents or (c) the obligations of any insurer under any insurance policy.

(ii) None of the provisions set forth in the release in Section 8.5(a)(i) shall be deemed a waiver by Seller of any right or remedy that Seller may have, at law or in equity, based on Intentional Fraud of Purchaser in connection with the transactions contemplated by this Agreement, nor shall any such provisions limit, or be deemed to limit, (A) the amounts of recovery sought or awarded in any such claim for Intentional Fraud, (B) the time period during which a claim for Intentional Fraud may be brought or (C) the recourse that Seller may seek against Purchaser with respect to a claim for Intentional Fraud.

(b) Purchaser Release.

(i) Subject to Section 8.5(b)(ii), as of the Effective Time, Purchaser hereby forever fully and irrevocably releases and discharges Seller and its predecessors and successors (collectively, the “Seller Released Parties”) from any and all Proceedings, Orders or Liabilities of any kind and nature whatsoever in law or equity, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses) arising out of or related to Seller’s operation or management of the Service Entities, any breach of fiduciary duty owed to USGP, Company or any Service Entity or Seller’s ownership of equity in USGP, Company, or the Service Entities, which Purchaser can, shall or may have against the Seller Released Parties, whether known or unknown, suspected or unanticipated as well as anticipated and that now exist or may hereinafter accrue based on matters now known as well as unknown (collectively, the “Seller Released Claims”), and hereby irrevocably agrees to refrain from asserting any Proceeding of any kind before any Governmental Authority against any Seller Released Party based upon any Seller Released Claim. Notwithstanding the preceding sentence of this Section 8.5(b)(i), “Seller Released Claims” does not include, and the provisions of this Section 8.5(b)(i) shall not release or otherwise diminish, the obligations of Seller expressly set forth in any provisions of this Agreement or the other Transaction Documents.

(ii) None of the provisions set forth in the release in Section 8.5(b)(i) shall be deemed a waiver by Purchaser of any right or remedy that Purchaser may have, at law or in equity, based on Intentional Fraud of Seller, USGP or Company in connection with the transactions contemplated by this Agreement, nor shall any such provisions limit, or be deemed to limit, (A) the amounts of recovery sought or awarded in any such claim for Intentional Fraud, (B) the time period during which a claim for Intentional Fraud may be brought or (C) the recourse that Purchaser may seek against Seller with respect to a claim for Intentional Fraud.

9.	MISCELLANEOUS.

9.1 Expenses. Each party shall bear its own fees, costs and expenses (including fees, costs and expenses of their respective Representatives) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and in connection with all obligations required to be performed by it under this Agreement and the other Transaction Documents, except that all Transaction Costs shall be borne by Seller.

9.2 Further Assurances. Subject to the limitations set forth elsewhere in this Agreement, except as otherwise provided herein, from time to time following the Closing Date, each of the parties hereto shall, without further consideration, execute and deliver or cause to be executed and delivered to the other parties such additional instruments and shall take such other action as and when the other parties may reasonably request to carry out the transactions contemplated by this Agreement.

9.3 Amendment. This Agreement may be amended, modified or supplemented only by the execution and delivery of a written instrument signed by or on behalf of Seller and Purchaser.

9.4 Assignability; Benefit. This Agreement may not be assigned, by operation of law or otherwise, by any party without the prior written consent of the other parties; provided, however, that Purchaser may, following written notice to Seller, assign all or any portion of this Agreement to any Affiliate of Purchaser or any financing sources that provide funds to Purchaser to consummate the transactions contemplated by this Agreement for collateral security purposes, provided that no such assignment shall relieve Purchaser from any of its obligations hereunder; provided, further, that Seller may grant a security interest in all of its rights and interests under this Agreement to its lender or lenders. Except with respect to indemnity claims in accordance with the terms and conditions of this Agreement for the Purchaser Parties and the Seller Parties, this Agreement will not confer any rights, remedies or claims upon any Person other than the parties hereto and their respective successors, heirs, administrators and permitted assigns. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors, heirs, administrators and permitted assigns, and no other Person or entity will have any right (whether third party beneficiary or otherwise) hereunder.

9.5 Notices. All notices, demands and other communications pertaining to this Agreement (“Notices”) will be in writing addressed as follows:

If to Company:

U.S. Lithotripsy, L.P.

6333 North State Highway 161, Suite 200

Irving, Texas 75038

Attention: General Counsel

If to Seller:

USMD, Inc.

6333 North State Highway 161, Suite 200

Irving, Texas 75038

Attention: General Counsel

If to Purchaser:

US Lithotripsy Holdings, LLC

c/o United Medical Systems (DE), Inc.

1700 West Park Drive, Suite 410

Westborough, MA 01581

Attention: Jorgen Madsen, CEO and President

With a copy to:

Robert P. Lombardi, Esq.

Mirick, O’Connell, DeMallie & Lougee, LLP

100 Front Street, Suite 1700

Worcester, Massachusetts 01608

Notices will be deemed given (i) when personally delivered, (ii) on the first (1st) Business Day after being sent, prepaid, by nationally recognized overnight courier/delivery service that issues a receipt or other confirmation of delivery (iii) on the third (3rd) United States Postal Service delivery day after deposit in the mail, or (iv) by facsimile or other electronic transmission subject to confirmation of receipt. Any party may change the address to which Notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving Notice.

9.6 Waiver; Extension. Any party hereto may waive compliance by or extend the time of performance of any obligation or act for any other party with respect to any provision of this Agreement. No waiver of any provision or extension shall be construed as a waiver of any other provision or an extension of time for the performance of any other obligation or act hereunder. Any waiver or extension must be in writing.

9.7 Entire Agreement. Other than the Non-Disclosure Agreement, which shall remain in effect until the Closing, this Agreement (including the Exhibits, Schedules and Disclosure Schedules hereto, which are incorporated by reference herein) and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and referenced herein, and supersede and terminate any prior understandings, agreements (including the Letter of Intent dated June 24, 2015 between New State Capital Partners, LLC, Purchaser, and USMD Holdings, Inc.), negotiations, representations, correspondence, undertakings and communications of the parties (written or oral) with respect to the subject matter of this Agreement and the other Transaction Documents.

9.8 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were on the same instrument. Facsimiles or other electronic copies of signatures will be deemed to be originals.

9.9 Exhibits, Schedules and Disclosure Schedules. The Exhibits, Schedules and Disclosure Schedules to this Agreement are a material part of this Agreement.

9.10 Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement will then be deemed valid and fully enforceable.

9.11 Choice of Law. This Agreement is to be construed and governed by the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

9.12 Jurisdiction and Consent to Service.

(a) Each of Seller, USGP, Company and Purchaser (a) agrees that any Proceeding arising out of or relating to this Agreement shall be brought solely in the state or federal courts in the State of Delaware; (b) consents to the exclusive jurisdiction of each such court in any Proceeding relating to or arising out of this Agreement; (c) waives any objection that it may have to the laying of venue in any such Proceeding in any such court; and (d) agrees that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process.

(b) WAIVER OF A JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY, OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS, AND CERTIFICATIONS IN THIS SECTION 9.12.

9.13 Public Statements. No party, without the prior written approval of the other parties (which approval shall not be unreasonably withheld or delayed), will make, directly or indirectly, any press release or other public announcement or make any other public disclosure concerning the transactions contemplated by this Agreement or any of the other Transaction Documents, except to the extent required by applicable Law (including securities Laws of any jurisdiction and rules and regulations of any applicable stock exchange), provided, however, that the party issuing or making such release, announcement or disclosure has been advised by legal counsel that such disclosure is in fact so required, in which case (a) the other parties will be so advised as far in advance as possible and (b) the party making the required press release, announcement or disclosure will provide a pre-release copy of the proposed release, announcement or disclosure, will provide a reasonable period of time to comment on such release, announcement or disclosure and will make any changes reasonable requested by the other parties.

9.14 Disclosures.

(a) The inclusion of any information in the Disclosure Schedules shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Schedules, that such information is required to be listed in the Disclosure Schedules or that such items are material to the Business, USGP, Company or Seller. The headings, if any, of the individual sections of the each of the Disclosure Schedules are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Disclosures Schedules are arranged in sections corresponding to those contained in Article 4 merely for convenience, and the disclosure of any item in one section of the Disclosure Schedules as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on the face of such item, notwithstanding the presence or absence of an appropriate section of the Disclosure Schedules with respect to such other representations or warranties or the presence or absence of a reference thereto in either the Disclosure Schedules or in the particular representation or warranty.

(b) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Disclosure Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is nor is not material for purposes of this Agreement (other than with respect to any representation, warranty or provision of this Agreement in which such specification occurs).

9.15 Counsel. The parties hereto further acknowledge and agree that: (a) this Agreement is the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, (b) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any Exhibits and Schedules attached hereto) and have contributed to its revision, (c) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement and (d) the terms and provisions of this Agreement will be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

9.16 Specific Performance. Each party acknowledges that the other parties would be irreparably damaged in the event any of such party’s covenants or obligations contained in this Agreement are not performed by such party. Accordingly, in addition to any other right or remedy each party may have, each party may seek and obtain specific performance of the covenants and obligations set forth in this Agreement and may seek and obtain temporary and permanent injunctive relief to prevent any breach or violation hereof, and no bond or other security may be required from any party in connection therewith. If any action is brought by a party to enforce this Agreement, the other parties hereby waive the defense that there is an adequate remedy at law.

9.17 Conflicts and Privilege. Purchaser agrees that, to the extent communications involving attorney-client privilege confidences between USGP, Company, any Seller Party and/or any of their respective Affiliates and their legal counsel, and all related attorney work product, in either case, relate to the negotiation, documentation and consummation of the transactions contemplated by this Agreement (collectively, the “Protected Information”), the attorney-client privilege, the expectation of client confidence, all attorney work product protections and all similar protections belong to any such Seller Party, and may be controlled by any such Seller Party and shall not pass to or be claimed by Purchaser, USGP or Company. The Protected Information may be used by any Seller Party and/or any of its Affiliates in connection with any dispute that relates in any way to the transactions contemplated by this Agreement, including in any claim for indemnification brought by Purchaser. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, USGP, Company and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, USGP and Company may assert the attorney-client privilege and/or attorney work product protections to prevent disclosure of confidential communications by legal counsel to such third party.

9.18 No Director or Affiliate Liability. This Agreement may only be enforced against, and any Proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution, or performance of this Agreement, may only be brought against the parties. No past, present, or future director, officer, employee, incorporator, manager, member, partner, shareholder, Affiliate, agent, attorney, or other Representative of any party or of any Affiliate of any party, Affiliate, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party under this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement as of the Agreement Date.

PURCHASER:

US LITHOTRIPSY HOLDINGS, LLC

By:	/s/ Jorgen Madsen
Name:	Jorgen Madsen
Title:

USGP:

USGP, LLC

By:	/s/ John M. House, MD
Name:	John M. House, MD
Title:

COMPANY:

U.S. LITHOTRIPSY, L.P.

By:	/s/ John M. House, MD
Name:	John M. House, MD
Title:

SELLER:

USMD INC.

By:	/s/ John M. House, MD
Name:	John M. House, MD
Title:

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